Exhibit 99.2

EXECUTIVE OVERVIEW
MEMC is a global leader in the development, manufacture, and sale of silicon wafers, and with the acquisition of SunEdison in 2009, a major developer and seller of photovoltaic energy solutions. Through SunEdison, MEMC is one of the world’s leading developers of solar energy projects and, we believe, one of the most geographically diverse. MEMC’s technology leadership in silicon and downstream solar are enabling the company to expand its customer base and lower costs throughout the silicon supply chain.
From January 1, 2010 until December 31, 2011, MEMC was organized by end market, with three business segments: Semiconductor Materials, Solar Materials, and Solar Energy. Semiconductor Materials provides silicon wafers ranging from 100 millimeter (4 inch) to 300 millimeter (12 inch) as the base material for the production of semiconductor devices. Solar Materials manufactured and sold silicon wafers for solar applications, primarily 156 millimeter. Solar Energy was comprised of the SunEdison solar energy business unit which designed, developed and constructed solar energy systems. During the fourth quarter of 2011, we initiated a large scale global restructuring plan across all of our reportable segments (see Note 3). As part of our restructuring plan, effective January 1, 2012, we consolidated our two solar business units' operations into one business unit, and since that date we have been engaged in two reportable segments, Semiconductor Materials and Solar Energy. The following discussion and analysis of financial condition and results of operations, including prior year financial information, is presented as if there were only two reporting segments throughout all periods presented.
We experienced annual sales growth in 2011 compared to 2010, with revenues in 2011 of $2.7 billion compared to $2.2 billion in 2010. Year over year fourth quarter sales of solar energy systems increased; however, unfavorable market conditions led to a significant decline in solar wafer sales and lower semiconductor wafer sales during this same period.
In March 2011, we issued $550.0 million of 7.75% senior notes due April 1, 2019. We used the net proceeds for general corporate purposes, including working capital, capital expenditures, the construction of solar power projects, acquisitions, investments, strategic transactions and joint ventures. In addition, we amended and restated our corporate credit facility in March 2011. The amended and restated facility provides for total borrowings of up to $400 million. See Note 13 for further discussion. We expect continued growth in our downstream solar business which will require us to access the debt and capital markets in the future to fund related working capital needs. However, if we are unable to return to profitability or if market conditions further deteriorate, there can be no assurance that such financing will be available to us or at terms that we find acceptable.
The solar industry experienced a significant downturn in the second half of 2011, including sharp reductions in pricing of solar modules, solar cells, solar wafers, polysilicon, and to a lesser extent, solar systems, leading to a dramatic decline in profitability versus prior years, and we incurred a net loss of $1.5 billion for the year ending December 31, 2011. Although we believe the current semiconductor downturn is cyclical, we view the solar market changes as a prolonged market dislocation. While a decline in solar module pricing may benefit our solar energy system margins, the sharp decline throughout the rest of the solar supply chain was detrimental to us given our significant exposure to external wafer sales. As a result, during the fourth quarter of 2011, in order to better align our business to current and expected market conditions in the semiconductor and solar markets, as well as to improve the company's overall cost competitiveness and increase cash flow generation across all segments, MEMC committed to a series of actions to reduce the company's global workforce, right size its production capacity and accelerate operating cost reductions in 2012 and beyond (the “2011 Global Plan”).  These actions include:

•	Reducing the company's total workforce by approximately 1,400 persons worldwide, representing approximately 20% of the company's employees;

•
Shuttering the company's Merano, Italy polysilicon facility as of December 31, 2011, reducing production capacity at our Portland, Oregon facility and limiting the ramp of the Kuching, Malaysia wafering facility;

•	Reducing activity with our joint venture partners, resulting in impairments of some of our investments;

•
Scaling back our future purchase requirements of raw materials and other inputs to the manufacturing processes to lower our future capacity and execute on our strategic shift to primarily supply solar wafers for internal consumption by SunEdison; and

•	Consolidating our solar wafering and solar energy system operations into a single Solar Energy business unit, effective January 1, 2012.
The downturn in the solar industry also impacted the estimated fair value of our solar businesses, and consequently, the estimates of the value of our goodwill as well as the recoverability of other assets, including deferred tax assets. Due to the adverse solar industry macro and micro-economic conditions combined with our restructuring activities, we recorded significant restructuring, impairment and other charges during the three months period ended December 31, 2011. See Note 3.

We expect annual pre-tax operating benefits upon the substantial completion of our restructuring activities, which we expect to occur by the end of 2012, of approximately $175 million.

In light of current and anticipated market conditions, we are focused on effective cash management and liquidity. In addition to taking the actions set forth in the 2011 Global Plan, we have developed a strategic plan for the ongoing operation of our businesses designed to improve our performance and address the challenges within our industries. Our business strategy is designed to address the most significant opportunities and challenges facing the company. In particular, our key challenges include:

•
Managing cash flow and mitigating liquidity risks, including the completion of a rigorous assessment of our current liquidity, the level of committed financing prior to commencement of project construction and managing the timing of expenditures for the construction of solar energy systems as compared to receipts from final sale or financing;

•	Executing our restructuring plans set forth in the 2011 Global Plan to position the company for market recovery, and achieving significant operational savings prior to such recovery;

•	Focusing on semiconductor market share gains, with particular focus on profitable expansion of our 300mm business; and

•
Optimizing solar project pipeline development and achieving future growth in solar systems sales, while focusing on the disposition of solar systems held for sale in as timely a manner as is appropriate in the circumstances.

Semiconductor Materials Segment
The Semiconductor Materials segment increased sales by 3.1% in 2011 primarily due to favorable pricing, offset partially by lower volume. Profitability declined in 2011 due to the impact of the Japan earthquake during the first half of 2011, unfavorable foreign exchange impacts and softening demand in the second half of 2011. Restructuring efforts, which we expect to benefit long-term operating results, were undertaken in the fourth quarter of 2011 in response to a sales decline caused by the market downturn.
During 2011, we expanded our capabilities related to the production of larger diameter wafers (200mm and 300mm) as our Ipoh, Malaysia plant continued to ramp. Actions to consolidate worldwide equipment (primarily from the U.S.) to the Ipoh plant is ongoing, and we expect to be substantially complete by the end of 2012. Complementing this increase in larger diameter capacity is the completion of the first phase of installation of 300mm production capacity at our Korean facility.
We have committed to actions to reduce overall manufacturing costs across our global semiconductor sites, and to realign certain general and administrative expenses due to various market developments. Future profitability, in light of current market conditions, is dependent on these restructuring actions initiated in the fourth quarter of 2011, which will continue into 2012.
Solar Energy Segment
Conditions in the entire solar industry deteriorated during 2011, including the selling prices of solar energy systems. These declines were due to continued softening in demand for solar energy systems, including recent announcements of decreases in government funded solar energy subsidies. However, SunEdison continued its trend of sales growth in 2011. Solar energy system sales increased in North America through ground mount projects in the U.S. and Canada. We have also started to develop several projects in Asia and continue to evaluate project development opportunities in South America, the Middle East and Africa. During 2011, revenues were recognized for direct sales on 33 projects totaling 168.6 megawatts ("MW"), of which 16 projects totaling 76.5MW were sold in Europe.
For the year, solar wafer revenue increased by 16% in 2011 over fiscal 2010 through increased wafer volume to an expanded customer base. Higher internal polysilicon production volume and an increase in third party wafer manufacturing were used to meet these increased volumes. However, wafer prices declined significantly due to softening demand and overcapacity, and wafer conversion costs increased internally and at non-strategic third party wafer manufacturers, both of which contributed to weaker segment margin year over year. Our solar wafer average selling prices in 2011 were approximately 53% lower in the fourth quarter of 2011 as compared to the fourth quarter of 2010. Going forward, solar wafer sales to external parties are expected to decline to minimal levels due to the company's strategic shift to primarily supplying wafers for internal consumption by SunEdison.
The adverse market conditions and dramatic price decreases led to a significant decline in operating margins for the year and to negative margins during the second half of 2011 for sales of solar wafers. SunEdison operating losses increased because of the goodwill impairment discussed below and higher additional marketing and administration costs as we increased staffing and infrastructure to support planned growth.
Due to the pricing pressures and unfavorable market conditions discussed above that worsened further in the fourth quarter of 2011, we took actions to restructure our solar operations. Our actions included reducing worldwide headcount, reducing polysilicon and solar wafer production capacity to achieve a more balanced, flexible and cost efficient supply chain and restructuring uncompetitive supply contracts. The price declines and resulting restructuring actions resulted in long-lived asset impairment and restructuring charges of $661.0 million being recorded in the fourth quarter of 2011. Also, due to the severe decline in solar wafer prices, the softening in demand for solar energy systems and the decline in our market capitalization, our goodwill impairment tests performed for the Solar Materials and Solar Energy reporting units determined that estimated fair value of these reporting units was below the estimated fair value of their net assets. As a result, goodwill impairment charges of $56.4 million and $384.1 million were recorded to the now combined Solar Energy segment during the third and fourth quarters of 2011, respectively.
We continue to execute strategies aimed at reducing internal polysilicon and wafer production costs. We believe our restructuring actions will reduce our costs, improve our competitiveness and increase future cash flow generation. However, in the event of a protracted downturn, there can be no assurances that these actions will be successful. We continue to make progress on improving manufacturing efficiencies at our solar wafering facility in Kuching, Malaysia in order to achieve lower production costs and lessen our dependence on third party wafer manufacturers, though we have scaled back the speed and size of that plant expansion due to the availability of lower cost alternatives at this time.
In September 2011, we executed a Supply and License Agreement with our joint venture partner, Samsung Fine Chemicals Co. Ltd. (the "SMP JV"). We will license and sell to the joint venture technology and related equipment used for producing polysilicon. The SMP JV, once operational, is expected to increase our access to solar grade polysilicon at a substantially lower cost. Our total cash commitments, inclusive of the $13.8 million invested thus far, are expected to be approximately $175.0 million through 2013. We expect to fund $107.0 million of our commitments to the SMP JV in 2012.
In 2011, SunEdison secured multiple sources of financing for solar energy systems through equity investments by joint venture partners, sale and leaseback facilities, a revolving line of credit, and construction and term loan facilities. As a result of a downgrade on February 22, 2012 of MEMC's Corporate Family Rating and 2019 Senior Notes by Moody's Investors Service, the counterparty to our $300.0 million non-recourse project construction financing revolver has a draw stop provision that disallows further draws under this revolver. The remaining available capacity under our other facilities will help meet a portion of our current and near term project financing needs in existing markets. We believe that access to competitive capital financing will remain a key differentiator in the solar energy industry, and we are continuously expanding our financing breadth and global capabilities in order to secure project financing for 2012 and beyond. Our Solar Energy business will require access to additional capital to fund projected future growth. The total capital necessary will be driven primarily by the amount of megawatts of energy producing assets installed and interconnected. We expect year end cash on hand, 2012 operating cash flows, project finance debt, and our corporate credit facility to provide sufficient capital to support the construction phase of currently planned projects for 2012 and otherwise meet capital needs for 2012. We expect ongoing efforts to secure more capital, including sources of non-recourse project capital, to generate sufficient resources to support growth. However, there can be no assurances that such financing will be available to us or at terms that we find acceptable.
As of December 31, 2011, SunEdison had a project pipeline of approximately 3.0 gigawatts (“GW”), as compared to 1.4GW of project pipeline as of December 31, 2010. We acquire pipeline and also grow it organically. A majority of the 2011 increase in pipeline is due to acquisitions. The December 31, 2011 project pipeline includes projects under construction totaling 255.1MW. A solar energy system project is classified as "pipeline" when SunEdison has a signed or awarded power purchase agreement (PPA) or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. "Under construction" refers to projects within pipeline, in various stages of completion, which are not yet operational. There can be no assurance that pipeline will be converted into completed projects or generate revenues or that we can obtain the necessary financing to construct these projects.

RESULTS OF OPERATIONS
Net sales by segment in the years ended December 31, 2011, 2010 and 2009 were as follows:

Net Sales	2011	2010	2009
Dollars in millions
Semiconductor Materials	$1,023.1	$992.6	$586.3
Solar Energy	1,692.4	1,246.6	577.3
Total Net Sales	$2,715.5	$2,239.2	$1,163.6

Semiconductor Materials
The increase in Semiconductor Materials net sales in 2011 compared to 2010 was due to wafer price increases totaling $43.4 million and improved wafer product mix of $4.3 million, offset by lower product volume sales totaling $17.7 million. Price increases occurred across all wafer diameters while the volume decrease was across all diameters except 300mm wafers. Overall volume was down 2% as compared to 2010, and the 2011 overall average wafer selling prices were approximately 5.3% higher than the average selling prices for 2010. However, the average wafer selling prices declined 5% in the fourth quarter of 2011 as compared to the average wafer selling price in the third quarter of 2011, and we do not expect pricing levels to rebound until the second half of 2012.

The increase in Semiconductor Materials sales in 2010 versus 2009 was primarily the result of volume increases of $342.5 million and pricing increases of $61.7 million. Volume and price growth occurred across all wafer diameters in 2010. Our overall wafer average selling price in 2010 was approximately 8.7% higher than our overall wafer average selling prices for 2009. Wafer sales volume was up 55.8% in 2010.
Solar Energy
Sales increased in 2011 over 2010 as a result of both increased solar wafer revenue as well as increased solar energy system and energy sales. The increase in solar wafer sales is the result of $148.2 million in solar wafer volume increases and $175.7 million recognized for the Suntech contract resolution, offset partially by solar wafer price declines of $200.3 million. Due to the downturn in the solar wafer market, our solar wafer average selling prices in 2011 were approximately 21% lower than 2010 and were 53% lower in the fourth quarter of 2011 as compared to the fourth quarter of 2010. The increase in solar energy system sales from 2010 to 2011 reflects the sale of solar energy systems totaling 168.6MW during 2011 versus 83.4MW during 2010. Also included in 2011 sales is project revenue recognized under the percentage of completion and installment method of $54.0 million and $28.5 million, respectively, with no corresponding projects eligible for recognizing revenues under these methods in 2010. See "Summary of Significant Accounting Policies - Revenue Recognition" in Note 2. Also contributing to the increase in net sales was a $26.6 million increase in energy production revenue from $48.3 million in 2010 to $74.9 million in 2011. As of December 31, 2011 and 2010, $138.0 million and $63.2 million, respectively, of revenue related to solar energy system direct sales was deferred because of certain guarantees and indemnifications.
Net sales do not include cash proceeds from financing sale-leasebacks of $511.9 million and $160.8 million during 2011 and 2010, respectively, because these transactions resulted in the retention of assets on our balance sheet along with the related non-recourse debt. See Note 2. The increase of $351.1 million of financing sale-leasebacks is attributable to continued growth in our North American markets including a higher mix of larger utility scale projects. In the near term, we expect our sales will be predominately in the North American markets given the economic uncertainties in Europe.
The increase in Solar Energy sales from 2009 to 2010 was primarily the result of the acquisition of SunEdison as sales for 2009 only included activities from the date we acquired SunEdison on November 20, 2009. Net sales from SunEdision of $420.5 million were recorded for the year ended December 31, 2010, which included the completion and sale of 17 solar energy systems, totaling 83.4MW., and $48.3 million of revenue from energy production. Additionally, sales increased over 2009 based on solar wafer volume increases of $368.6 million partially offset by solar wafer pricing declines of $141.2 million versus the prior year. The increase in solar wafer sales was driven by increased volumes to an expanded wafer customer base.
Net Sales by Geographic Area:
We operate in all the major semiconductor and solar-producing regions of the world, with approximately 84% of our 2011 net sales to customers located outside the United States. Net sales by geographic region for each of the last three years were as follows:

	For the year ended December 31,
	2011	2010	2009
Dollars in millions
United States	$447.5	$242.8	$154.7
China	598.8	415.8	296.5
Korea	237.1	176.9	91.4
Taiwan	530.0	549.4	333.9
Italy	375.6	385.3	20.8
Other foreign countries	526.5	469.0	266.3
Total	$2,715.5	$2,239.2	$1,163.6

Net sales are attributed to countries based on the location of the customer.

Gross Profit	2011	2010	2009
Dollars in millions
Cost of Goods Sold	$2,420.6	$1,902.1	$1,035.5
Gross Profit	294.9	337.1	128.1
Gross Margin Percentage	10.9%	15.1%	11.0%

For the year ending December 31, 2011, the Semiconductor Materials segment's gross profit dollars were negatively impacted by lower sales volumes, unfavorable foreign currency effects, inventory charges related to supplies, ramp costs at our Ipoh, Malaysia facility, and the March 2011 earthquake in Japan, offset partially by improved pricing on wafers and lower costs for polysilicon. The Solar Energy segment's margins in 2011 were significantly impacted by the sharp decline in solar wafer pricing during the second half of the year, which was only partially offset by lower costs of solar wafers, increased solar wafer and energy sales volume, and $175.7 million in revenue recognized on the resolution of the Suntech contract. Additionally, inventory write-downs of $107.0 million were recorded during 2011 due primarily to the sharp decline in solar wafer pricing and the underutilization of our Kuching solar wafering plant as we ramped production and implemented new technologies. Gross profit was also unfavorably impacted by $37.4 million in unfavorable charges recorded to cost of goods sold related to the estimated probable shortfall of our purchase obligations associated with certain agreements and due to a larger number of projects under which revenue was deferred generally to the extent of our gross profit because of guarantees and indemnifications. See Note 19.

The increase in our gross profit dollars and gross margin percentage for 2010 from 2009 was primarily the result of Semiconductor Materials volume increases and productivity improvements. Gross profit for our Solar Energy segment decreased due to higher wafer conversion costs and lower average wafer pricing. The increase in gross profit was also affected by a charge for an adverse annual long-term purchase obligation of $15.9 million in 2009, which was only $5.8 million in 2010. Finally, the gross profit in 2010 was impacted by the inclusion of SunEdison as of November 2009.

Marketing and Administration	2011	2010	2009
Dollars in millions
Marketing and Administration	$352.8	$267.0	$161.9
As a Percentage of Net Sales	13.0%	11.9%	13.9%

The increase in marketing and administration expenses from 2010 to 2011 is primarily the result of an increase of Solar Energy segment costs of approximately $88 million related to the continued investment in staffing, infrastructure and other project development to drive system growth, including the construction and execution of sale-leaseback projects, which have significantly increased over the prior year. The increase in sale-leasebacks has a negative impact on marketing and administration expenses as a percentage of sales given that revenue is not recorded upon the sale of solar energy systems under our sale-leasebacks. Also driving the increase is $8.6 million of net unfavorable legal verdicts and settlements recorded in 2011 and $11.3 million of incremental costs incurred as a consequence of the Japan earthquake that were expensed as incurred, which was partially offset by the favorable fair value adjustments on certain acquisition contingent consideration of $26.3 million. The remaining increase is related to general overhead costs and professional services at Corporate and the Semiconductor Materials segment.

The increase in marketing and administration expenses for the year ended December 31, 2010 resulted from the inclusion of SunEdison and Solaicx costs of $84.5 million, as well as an increase in freight and logistics costs of $15.2 million related to the increase in sales. The remaining difference is mainly due to increased employee benefits and stock compensation expenses (including expenses related to restricted stock units granted to SunEdison employees in 2009) as a result of growth in corporate functions to support the business units.

Research and Development	2011	2010	2009
Dollars in millions
Research and Development	$87.5	$55.6	$40.4
As a Percentage of Net Sales	3.2%	2.5%	3.5%

R&D expenses consist mainly of product and process development efforts to increase our capabilities in each of our business units. The increases in R&D expenses in 2011 are primarily due to technology developments to lower the cost of energy delivery at the solar energy systems level. Overall spend on R&D in 2012 is expected to decrease from 2011 amounts, particularly as it relates to solar wafering.

The increases in R&D expenses in 2010 compared to the prior year were attributable to efforts relating to emerging technologies included primarily in the Solar Energy segment.

Goodwill Impairment Charges	2011	2010	2009
Dollars in millions
Goodwill Impairment Charges	$440.5	$—	$—
As a Percentage of Net Sales	16.2%	—%	—%

As previously discussed, the solar industry experienced a significant downturn in the second half of 2011, including sharp reductions in pricing of solar modules, solar cells, solar wafers, polysilicon, and to a lesser extent, solar systems, leading to a dramatic decline in profitability versus prior years. Additionally, because of these economic factors, our market capitalization deteriorated significantly. Our goodwill impairment tests performed for the Solar Materials and Solar Energy reporting units determined that the estimated fair value of these reporting units was below the estimated fair value of their net assets. As a result, goodwill impairment charges of $56.4 million and $384.1 million were recorded to the now combined Solar Energy reporting segment during the third and fourth quarters of 2011, respectively. As of December 31, 2011, our recorded goodwill is zero.

Restructuring Charges	2011	2010	2009
Dollars in millions
Restructuring Charges	$350.7	$5.3	$28.4
As a Percentage of Net Sales	12.9%	0.2%	2.4%

During the fourth quarter of 2011, in response to the current and expected difficult market conditions in the semiconductor and solar markets as well as to improve the company's overall cost competitiveness and increase cash flow generation across all segments, MEMC committed to a series of actions to be taken that will reduce the company's global workforce, right size its production capacity and accelerate operating cost reductions in 2012 and beyond. Restructuring charges consist of $62.1 million of severance and other one-time benefits for terminated employees under the 2011 Global Plan, $226.4 million of contract settlement, cancellation or termination payments and penalties (see Note 21), as well as $51.0 million of other one-time charges as a result of our committed actions above. In addition, $11.2 million of additional restructuring charges were recorded during 2011 related to the 2009 U.S. Plan (discussed below) and other 2011 restructuring activities.

Previously, in order to better align manufacturing capabilities to projected demand, MEMC committed to workforce reductions during the first and second quarters of 2009 (the “2009 Global Plan”) related to the Semiconductor Materials segment. In September 2009, MEMC committed to actions to reduce manufacturing costs by shifting manufacturing from our St. Peters, Missouri and Sherman, Texas facilities to other locations closer to a number of MEMC's customers in the Asia Pacific region (the “2009 U.S. Plan”). MEMC has provided and paid severance benefits to those terminated under the 2009 Global Plan and will provide severance benefits to those employees who will be terminated under the 2009 U.S. Plan. The 2009 Global Plan was completed by June 30, 2009. We expect the 2009 U.S. Plan to be substantially completed in 2012.

Long-lived Asset Impairment Charges	2011	2010	2009
Dollars in millions
Long-lived Asset Impairment Charges	$367.9	$—	$24.6
As a Percentage of Net Sales	13.5%	—%	2.1%

Due to the significance of the market downturn, we performed an asset impairment analysis of the polysilicon production assets at our Merano, Italy facility, and the wafering assets at our Portland, Oregon, Kuching, Malaysia and St. Peters, Missouri facilities. We reduced the net carrying value of the Merano assets to an estimated salvage value. For our wafering assets, we estimated the fair value of the asset group using discounted expected cash flows and recorded an impairment charge for the amount of excess of fair value over the net carrying value of the asset group. We developed our expected cash flows based on assumptions that are consistent with our current forecast operating matrices. Cash flows cover a time period that coincides with the estimated remaining useful life of the primary assets, and a probability factor was assigned to the cash flow scenarios to derive the expected present value based on a risk-free discount rate.

Insurance Recovery	2011	2010	2009
Dollars in millions
Insurance Recovery	$(4.0)	$(11.9)	$—
As a Percentage of Net Sales	0.1%	0.5%	—%

During the fourth quarter of 2011, we recorded income of $4.0 million for an insurance claim to recover a portion of our losses related to the disruption in production at our Utsunomiya, Japan manufacturing facility as a result of the March 2011 Japan earthquake.

During the second quarter of 2010, we received $11.9 million in net insurance proceeds from our business interruption lost profits claim related to the disruption in production at our Pasadena, Texas facility as a result of Hurricane Ike in 2008. Of this amount, $8.0 million was recorded to our Semiconductor Materials segment and $3.9 million was recorded to our Solar Energy segment based on the amount of polysilicon used in each of the segments.

Operating (Loss) Income	2011	2010	2009
Dollars in millions
Semiconductor Materials	$(31.1)	$68.2	$(205.6)
Solar Energy	(1,144.0)	76.2	178.2
Corporate and other	(125.4)	(123.3)	(99.8)
Total Operating (Loss) Income	$(1,300.5)	$21.1	$(127.2)

During the year ending December 31, 2011, we incurred an operating loss of $1,300.5 million as compared to $21.1 million of operating income in 2010. The decrease in operating income was primarily due to restructuring, impairment and other charges of $1,334.7 million recorded during the year ending December 31, 2011 and significant reductions in gross profit dollars.

During 2010, our consolidated operating income represented an improvement of $148.3 million over 2009. These improvements were the net results of the changes in gross profit dollars and operating costs.
Semiconductor Materials Segment
The decrease in our Semiconductor Materials operating (loss) income from income of $68.2 million in 2010 to a loss of $31.1 million in 2011 is primarily due to $44.5 million of restructuring charges recorded during 2011, inventory write-downs, lower sales volumes, the impact of unfavorable foreign currency exchange, ramp costs at our Ipoh, Malaysia facility, and the March 2011 earthquake in Japan, offset only partially by improved average pricing on wafers and lower costs for polysilicon.
The change in our Semiconductor Materials operating (loss) income from a loss of $205.6 million in 2009 to income of $68.2 million in 2010 was the result of revenue growth, pricing and productivity improvements and lower restructuring costs. In 2010, our factories were running at higher utilization rates, resulting in lower per unit costs compared to the prior year. Restructuring and impairment charges in 2010 were $5.3 million, compared to $53.0 million in 2009. Pre-operating start-up costs for our new manufacturing facility in Ipoh, Malaysia, which became operational in 2010, were flat in 2010 compared to 2009.
Solar Energy Segment
The decrease in our Solar Energy operating (loss) income from $76.2 million of operating income in 2010 to a $1,144.0 million loss in 2011 is largely attributable to $305.3 million of restructuring charges, $360.5 million of long-lived asset impairments and $440.5 million of goodwill impairments recorded during 2011. Also contributing to the operating loss for 2011 was the sharp decline in solar wafer pricing, inventory write-downs of $113.6 million, including unfavorable production variances at our Kuching, Malaysia solar wafering facility as it ramped during 2011, $37.4 million of estimated obligations for purchase shortfalls from our long-term raw material purchase agreements and higher operating costs related to the continued investment in staffing, infrastructure and other project development costs and fees, including the construction and execution of sale-leaseback projects, which have significantly increased over the prior year to support growth in sales of solar energy systems. These were offset partially by $175.7 million of revenue recognized on the Suntech contract resolution, year-over-year increased sales volume and lower costs of solar wafers.
The Solar Energy segment's operating results are highly dependent upon the timing of system sales and revenue recognition requirements related to the terms of sales agreements and type of project finance method utilized, as well as completed and uncompleted projects. Revenue and income recognition in any given period may differ due to the timing of installation, related expenditures, system warranty and indemnity provisions and the type of financing obtained. The operating loss for 2011 was attributable in part to the timing of revenue and profit recognition on direct sale projects for which we received the full contract price, but were unable to record that amount as revenue or recognize margin because of real estate revenue recognition requirements. For the years ending December 31, 2011 and 2010, we did not recognize approximately $78.5 million and $62.9 million, respectively, of expected gross margins on in process or completed projects with executed sales agreements which we expect to be recognized at a later date. We also received cash proceeds of $511.9 million and $160.8 million in 2011 and 2010, respectively, for our executed financing sale-leasebacks, which are collateralized by the system assets with a historical cost basis of $338.0 million and $119.4 million in 2011 and 2010, respectively. At the end of the lease, we expect to recognize a net gain from the extinguishment of the financing leaseback debt partially offset by the write-off of the remaining net book value of the system asset.
The decrease in our Solar Energy's operating income from $178.2 million in 2009 to $76.2 million in 2010 was the result of wafer pricing declines and cost increases, only partially offset by volume growth and productivity improvements. Our volume growth was offset by a 15% decline in wafer pricing as well as a 22% increase in wafer conversion cost in 2010 compared with 2009. Additionally, the change in operating income for 2010 was attributable, in part, to the timing of revenue and profit recognition on direct sale projects that were sold in which the full contract price was received but did not achieve full revenue recognition under real estate sales accounting. Because of certain production and uptime guarantees, $63.2 million of the total cash proceeds was deferred and will be recognized as revenue at a later date, net of actual costs for the guarantees.
Corporate and other
Corporate and other expenses are mainly comprised of substantially all of our stock-based compensation expense, general corporate marketing and administration costs, research and development administration costs, legal and tax professional services and related costs, salary and other personnel costs, and other items not reflected in the segments. As a percentage of consolidated net sales, Corporate and other expenses were 4.6%, 5.5% and 8.6% for 2011, 2010 and 2009, respectively.

Corporate and other expenses increased slightly over 2010 primarily due to $8.6 million of net legal proceeding verdicts and settlements during 2011, offset partially by lower professional fees and stock-based compensation expense. The legal expenses recorded to Corporate related to activities and business decisions of the corporate operations.
Corporate and other expenses increased $23.5 million from $99.8 million in 2009 to $123.3 million in 2010. The increase was mainly the result of a $13.5 million increase in stock compensation expense from $27.3 million in 2009 to $40.8 million in 2010, primarily related to the restricted stock units granted to SunEdison and Solaicx employees upon consummation of those acquisitions. The remaining increase related to other marketing and administration costs, including payroll costs and professional fees.

Non-operating Expense (Income)	2011	2010	2009
Dollars in millions
Interest expense	$77.2	$29.0	$4.0
Interest income	(4.5)	(5.5)	(26.5)
Decline (increase) in fair value of warrant	4.8	14.0	(5.4)
Other, net	6.1	(3.9)	0.9
Total Non-operating Expense (Income)	$83.6	$33.6	$(27.0)

In 2011, we recorded $77.2 million of interest expense, net of capitalized interest of $18.1 million. $34.4 million related to our 2019 Notes issued during the first quarter of 2011, as discussed in "Liquidity and Capital Resources" below. The remaining interest expense relates primarily to debt and capital leases for solar energy systems. In 2011, we recorded interest expense of $32.2 million to the Solar Energy segment, net of capitalized interest of $11.9 million. The increase in interest expense over the prior year is also the result of an overall higher interest rate due to the issuance of the 2019 Notes, which bear interest at 7.75%, higher than the rates on our revolving credit facilities and solar system debt.

For 2010, we recorded $29.0 million of interest expense, net of capitalized interest of $5.1 million. Interest expense primarily related to debt and capital leases for solar energy systems. Of the $29.0 million interest expense, $26.6 million was recorded in the Solar Energy segment. This included $6.6 million related to debt issuance costs that were charged to interest expense during 2010, when previously incurred solar energy system debt was transferred to the buyer upon sale of the system. The significant increase over 2009 is primarily due to a full year of SunEdison’s operations being included in our operating results, as well as an increase in the number of systems financed.

Interest income relates to returns on cash equivalents, restricted cash and investments. Interest income was lower in 2011 and 2010 as compared to 2009 due to lower average cash equivalent and investment balances throughout each of the years as we adjusted our portfolio of investments to fund current and future operations and acquisitions. Changes in rates had a nominal impact on the change in our interest income during the periods presented.
The change in fair value of warrant represents the mark-to-market adjustment for a warrant received from a customer, Suntech Power Holdings (“Suntech”).
The changes in Other, net from $3.9 million of income to $6.1 million of expense in 2011 is due primarily to an $11.6 million impairment during the fourth quarter of 2011 of an investment accounted for under the cost method.
The changes in Other, net from $0.9 million of expense in 2009 to $3.9 million income in 2010 were mainly due to gains recognized as we sold our fixed income fund investments and the gain on our net investment hedge.

Income Taxes	2011	2010	2009
Dollars in millions
Income Tax Expense (Benefit)	$73.1	$(53.3)	$(42.2)
Income Tax Rate as a % of (Loss) Income before Income Taxes	5.3%	(426.4)%	(42.1)%

In the year ended December 31, 2011, we recorded an income tax expense of $73.1 million and an effective tax rate of 5.3%, compared to an income tax benefit of $53.3 million and an effective tax rate of (426.4)% for the year ended December 31, 2010. The 2011 net expense is primarily the result of charges taken to value certain deferred tax assets. The domestic impact is the combination of charges taken related to certain deferred tax assets and the impact, including foreign tax credits, of the deemed repatriation of the earnings of certain foreign subsidiaries. The foreign impact is a net tax expense lower than the U.S. federal income tax rate due to lower statutory tax rates, available tax incentives, and reserves for uncertain tax positions. The 2010 net benefit is the result of a benefit associated with the mix of earnings and losses of domestic and foreign locations. The 2009 amount is a result of a benefit associated with net worldwide losses.
Due to the anticipated cash requirements associated with restructuring charges, we have reversed our position with respect to the unremitted earnings of a certain European subsidiary. This position was taken in 2009 and resulted in deferred tax benefits recognized through the third quarter of 2011 of $13.4 million. We no longer anticipate that the unremitted earnings of this subsidiary will be remitted in the foreseeable future.
Certain of our Asian subsidiaries have been granted a concessionary tax rate of between 0% and 5% on all qualifying income for a period of up to five to ten years based on investments in certain machinery and equipment and other development and expansion activities, resulting in a tax benefit for 2011, 2010 and 2009 of approximately $15.7 million, $15.0 million and $9.6 million, respectively. Under the awards, the income tax rate for qualifying income will be an incentive tax rate lower than the corporate tax rate. MEMC was in compliance with the qualifying conditions of these tax incentives. The last of these incentives will expire between 2012 and 2022.
During the quarter ended June 30, 2010, we concluded the IRS examination for the 2006 and 2007 tax years and, as a result, we recorded favorable and unfavorable adjustments to our accrual for uncertain tax positions. We received proposed taxable income adjustments from the IRS related to various cost allocations and taxable income adjustments attributable to our foreign operations. The settlement of those positions resulted in an increase to the accrual of $29.9 million. The resolution of these matters resulted in an assessment of $31.6 million, which included penalties and interest of $5.0 million, net of $2.3 million of federal benefit. Additionally, MEMC had uncertain tax positions for deductions and tax credits that were effectively settled during the exam which reduced the accrual by $51.0 million. The net effect to our tax provision for the closure of the exam was a $15.5 million tax benefit.
We are currently under examination by the IRS for the 2008, 2009 and 2010 tax years. Additionally, due to the carry back of our 2009 net operating loss for utilization against the 2007 tax liability, the IRS has re-opened the 2007 tax year for further review. We believe it is reasonably possible that some portions of the examination could be completed within the next twelve months; however, the results of the examination and any potential settlement are not reasonably estimable at this time.
We believe our tax positions are in compliance with applicable tax laws and regulations. We routinely review our estimate for our uncertain tax positions and during the year ended December 31, 2011, we increased the reserve by $16.2 million related to taxable income adjustments attributable to our foreign operations. There is risk, however, that the amounts ultimately settled upon resolution of an audit could be materially different from the amounts previously included in our tax liabilities and, therefore, could have a material impact on our tax provision, net income, tax liabilities and cash flows.

Equity in (Losses) Earnings of Joint Venture, Net of Tax	2011	2010	2009
Dollars in millions
Equity in (losses) earnings of joint venture, net of tax	$(62.8)	$7.2	(11.8)

Equity in (losses) earnings of joint venture, net of tax, for the year ending December 31, 2011 includes $67.3 million of other than temporary impairment charges for our investments in two joint ventures, Zhenjiang Huantai Science and Technology Co. Ltd. (formerly Jiangsu Huantai Group Co. Ltd) and JA MEMC (Yangzhou) Solar Technology Compay Ltd. The impairments are a result of current market conditions and our actions discussed above to reduce wafering capacity. The impairment charges recorded during 2011 were partially offset by earnings from our Zhenjiang Huantai joint venture.
In the fourth quarter of 2009, our joint venture with Q-Cells SE (“Q-Cells”) completed the construction of a solar power plant and executed a contract to sell the plant to a third party. The joint venture did not recognize revenue related to the sales contract as of December 31, 2009 because there were certain conditions or administrative prerequisites that had not yet occurred to permit revenue recognition. Specifically, these prerequisites included transfer of title and legal change in ownership upon the registration of the buyer in the German commercial registry as the new owner; acceptance by the financing banks of changes proposed by the buyer to the loan financing put in place by the joint venture and the need of the project entities to acquire all assets and permits necessary to operate their respective business. This contract resulted in the joint venture recognizing an impairment on the plant assets in the fourth quarter of 2009. MEMC’s share of the impairment was approximately $3.0 million in the fourth quarter of 2009, with an additional $1.5 million impairment recognized in the first quarter of 2010 when concessions were made to the pre-negotiated sales price. The impairment of MEMC’s investment in the joint venture was recorded in the statement of operations as equity in earnings of joint venture, net of tax.
The administrative prerequisites of the sale outstanding as of December 31, 2009 were met in the first quarter of 2010. On March 30, 2010, the buyer confirmed that the conditions were met as of that date, and the joint venture recorded the revenue related to the sale as of that date. At the same time, consistent with its accounting policy for the sale of the solar wafers to Q-Cells, MEMC recognized its pro rata share of the net profit previously deferred for those solar wafer sales of $8.8 million. This amount was recorded in the statement of operations as equity in earnings of joint venture, net of tax.

FINANCIAL CONDITION
Cash and cash equivalents decreased $121.5 million from $707.3 million at December 31, 2010 to $585.8 million at December 31, 2011. See additional discussion in "Liquidity and Capital Resources" below.
Our short-term restricted cash totaled $125.2 million at December 31, 2011 compared to $43.8 million at December 31, 2010. The increase was primarily due to $54.6 million of funds related to a construction loan taken out by one of our solar energy system project companies to be used towards construction of a solar energy system, but the cash has been restricted for use until sufficient equity has been placed in the project company.  In February 2012, such requirements were met, and the proceeds have been used for solar energy system construction purposes.
Net accounts receivable of $202.9 million at December 31, 2011 decreased $93.1 million from $296.0 million at December 31, 2010. The decrease was primarily attributable to the lower volume of wafer sales in the fourth quarter of 2011 as compared to the fourth quarter of 2010 and is also related to the timing of collections.
Our inventories increased $107.2 million to $321.8 million at December 31, 2011 from $214.6 million at December 31, 2010. The increase over the prior year is largely due to slower inventory turns given the weaker than expected demand for wafers in the fourth quarter of 2011. Additionally, module inventory has increased for solar energy system projects expected to be completed in early 2012.
Solar energy systems held for development and sale, including consolidated variable interest entities (“VIEs”), increased $135.5 million to $373.0 million at December 31, 2011 from $237.5 million at December 31, 2010. As of December 31, 2011, this balance includes projects in Italy and Spain totaling $179.5 million, the majority of which were interconnected during the fourth quarter of 2011 and except for one project which has an executed sale agreement and for which we have received the full sales proceeds in 2011, are currently marketed for sale. The increase over the prior year is due primarily to the buildup of projects for anticipated future sales, offset by sales during the year.
Long-term investments of $54.5 million at December 31, 2011 decreased $55.8 million from $110.3 million at December 31, 2010. The decrease is primarily due to the $67.3 million of impairment charges recorded on our investments in the Zhenjiang Huantai and JA MEMC (Yangzhou) joint ventures, offset partially by contributions and earnings recorded during 2011. Also contributing to the decrease is an $11.6 million impairment of an investment accounted for under the cost method during the fourth quarter of 2011 and a $24.9 million reduction in the fair value of Gintech common stock held by us. Offsetting these decreases is $19.4 million of operating solar project funds acquired in the FRV U.S. acquisition which are being accounted for under the equity method of accounting.
Our net property, plant and equipment, including our consolidated VIEs, increased $359.6 million to $2,393.1 million at December 31, 2011 from $2,033.5 million at December 31, 2010. The increase was primarily due to capital expenditures of $452.5 million and the construction of solar energy systems of $598.1 million that we expect will be primarily financed by financing sale-leasebacks and to a lesser extent, held systems which will remain as property, plant and equipment and will generate electricity revenues in the future. Of the total capital expenditures, $68.1 million relates to payments made for prior year expenditures that were in accounts payable as of December 31, 2010. The remaining capital expenditures related to expansions at our plants in Merano, Italy; Pasadena, Texas; Hsinchu, Taiwan; and Chonan, South Korea; as well as the construction of our plant in Kuching, Malaysia. These increases were partially offset by asset impairments recorded during 2011 totaling $354.7 million and depreciation expense of $217.7 million. The asset impairments primarily relate to our Merano, Italy and our solar wafer facilities.
Our net deferred tax assets totaled $107.9 million at December 31, 2011 compared to $229.1 million at December 31, 2010. The decrease is primarily attributable to $368.5 million of incremental valuation allowance placed on our deferred tax assets during 2011, offset by additional deferred tax assets associated with our solar systems and additional deferred tax assets recorded primarily as a result of the book impairment of tangible assets recorded in 2011.
Other assets increased $139.0 million to $316.6 million at December 31, 2011 from $177.6 million at December 31, 2010. The increase is primarily due to $30.1 million in debt issuance costs, net of amortization, for the 2019 Notes offering, the amended and restated corporate credit facility and SunEdison project financings, as well as $46.8 million in prepaid interest, which is mainly attributable to our solar energy system sale-leasebacks and deposits under long-term supply agreements.
Goodwill at December 31, 2010 of $342.7 million was reduced to $0 as of December 31, 2011. Goodwill increased during 2011 due to several acquisitions, as previously disclosed, offset by the full write-off of our goodwill as a result of the goodwill impairments recorded in the third and fourth quarters of 2011 (see Notes 3 and 4).
Intangible assets, net increased $96.7 million to $149.2 million at December 31, 2011 from $52.5 million at December 31, 2010. The increase is due mainly to the acquisition of FRV U.S. under which $115.5 million of backlog and other tangibles were recorded, offset partially by amortization and impairment charges recorded during during 2011.
Long-term debt, short-term debt and capital leases, including the current portion and our consolidated VIEs, increased to $1,926.8 million at December 31, 2011 from $682.7 million at December 31, 2010. This increase of $1,244.1 million was partially related to the issuance of $550 million of 2019 Notes on March 10, 2011. The remaining increase was related to solar energy system financing, $497.7 million of which was due to our financing leaseback transactions that occurred in 2011 in which the sale proceeds are treated as non-recourse debt.
Accounts payable of $745.5 million at December 31, 2010 decreased $50.9 million to $694.6 million at December 31, 2011. The decrease relates primarily to capital expenditures incurred at the end of 2010 and paid in 2011 as major projects were completed.
Accrued liabilities increased $150.6 million from $258.4 million as of December 31, 2010 to $409.0 million as of December 31, 2011. The increase is primarily due to restructuring charges accrued in the fourth quarter of 2011, offset partially by a reduction in income taxes payable.
Contingent consideration related to acquisitions decreased from $106.4 million at December 31, 2010 to $90.8 million as of December 31, 2011, of which $19.2 million is in long-term other liabilities. The decrease was primarily due to the payment of the SunEdison contingent consideration through a combination of cash and the issuance of MEMC shares valued at $80.2 million and the reduction in the estimated fair value of contingent consideration related to certain acquisitions based on earn-out criteria not being achieved, offset partially by contingent consideration for current year acquisitions, including $54.2 million recorded for the acquisition of FRV U.S.
Long-term and short-term deferred revenue and deposits for solar energy systems increased $115.0 million to $198.8 million at December 31, 2011 from $83.8 million at December 31, 2010. This increase was attributable mainly to deferred profits from the direct sale of solar energy projects during 2011 due to production and/or uptime guarantees. See "Summary of Significant Accounting Policies - Revenue Recognition" in Note 2.
Non-solar energy system deferred revenue decreased by $63.3 million from $115.2 million as of December 31, 2010 to $51.9 million as of December 31, 2011. The decrease relates primarily to the recognition of revenue under the Suntech agreement resolution as well as the delivery of solar wafers to our customers.
Customer and other deposits increased $140.1 million from $209.1 million as of December 31, 2010 to $349.2 million as of December 31, 2011. The increase is primarily due to supplier deposits of $130.0 million and approximately $68.2 million of net cash proceeds received under the supply and license agreement with the SMP JV, offset by the decrease in refundable deposits from the Suntech agreement resolution.
Other long-term liabilities increased $265.0 million to $326.1 million at December 31, 2011, from $61.1 million at December 31, 2010, primarily due to our estimate of obligations for certain long-term supply agreements. See Note 21.

LIQUIDITY AND CAPITAL RESOURCES

We incurred a net loss attributable to MEMC stockholders of $1.5 billion for the fiscal year ended December 31, 2011, which included significant restructuring, impairment and other related charges, and used $15.3 million of cash for operations. In addition to taking the actions set forth in the 2011 Global Plan as discussed more fully in Note 3, we have developed a strategic plan for the ongoing operation of our businesses designed to improve our performance and address the challenges within our industries. Successful implementation of our 2011 Global Plan and our strategic plan is, however, subject to numerous risks and uncertainties. In addition, solar industry conditions have negatively impacted our results from operations and cash flows, and may continue to do so in the future. Our consolidated financial statements have been prepared assuming the realization of assets and the satisfaction of liabilities in the normal course, as well as continued compliance with the financial and other covenants contained in our existing credit facilities and other financing arrangements.

Liquidity

Cash and cash equivalents at December 31, 2011 totaled $585.8 million, compared to $707.3 million at December 31, 2010.

We remain focused on reducing inventory levels and solar energy systems held for development and sale, which increased by $242.7 million in 2011, and improving our working capital levels. The primary items impacting our liquidity in the future are cash from operations and working capital, including the sale of solar energy systems and reduction of current inventory levels, capital expenditures, borrowings and payments under our credit facilities and other financing arrangements and the availability of project finance and/or project equity at acceptable terms. We believe our liquidity will be sufficient to support our operations for the foreseeable future, although no assurances can be made if significant adverse events beyond our control occur, or if we are unable to access project capital needed to execute our business plan.

We are focused on effective cash management. However, in addition to our need to have sufficient cash reserves, cash flow from our operations, and borrowing capacity under our credit facilities, we will need to raise additional funds in the future in order to meet the operating and capital needs of our solar energy systems development business. These funds are expected to be in the form of project finance or outright sale of solar energy systems to investors. However, there can be no assurances that such project financing or equity will be available to us, at all, or available to us on terms and conditions we find acceptable. We may not be able to sell solar projects or secure adequate debt financing or equity funding on favorable terms, or at all, at the time when we need such funding. If these or other sources of funding are not available, this will have a significant negative impact on our ability to execute our business plan and to our overall operations, operational results and cash flows.

In the event that we are unable to raise additional funds, our liquidity will be adversely impacted, we may not be able to maintain compliance with our existing debt covenants and our business will suffer. If we are able to secure additional financing, these funds could be costly to secure and maintain and could significantly impact our earnings and our liquidity.

We have discretion in how we use our cash to fund capital expenditures, to develop solar energy systems, and for other costs of our business. We evaluate capital projects and the development of solar energy systems based on their expected strategic impacts and our expected return on investment. We may use this discretion to decrease our capital expenditures and development of solar energy systems, which may impact our operating results and cash flows for future years. For example, we may defer construction of solar energy systems and look for opportunities to partner with outside investors to finance the development of projects. As of December 31, 2011, we have $166.5 million of solar energy systems held for sale in Italy and Spain which have been interconnected, and we are currently conducting a process to sell or otherwise finance these systems. If we delay the construction of solar energy systems or are unable to sell solar energy systems held for sale as of December 31, 2011, our operating results and cash flows will be adversely impacted.

Net cash provided (used) by activity during the years ended December 31, 2011, 2010 and 2009 follows:

	2011	2010	2009
Dollars in millions
Net Cash Provided by (Used in):
Operating Activities	$(15.3)	$347.6	$33.0
Investing Activities	(1,262.9)	(521.8)	(299.8)
Financing Activities	1,150.7	243.2	(91.7)

In 2011, $15.3 million of cash was used for operating activities, compared to $347.6 million that was generated from operating activities in 2010. The decrease was primarily a result of the operating loss for 2011, increases in inventories and solar energy systems held for development and sale, offset by cash inflows from deferred revenue on solar energy systems and customer deposits.

In 2010, we generated $347.6 million of cash from operating activities, compared to $33.0 million in 2009. The increase in 2010 was a result of increases in profitability, increased accounts payable due to higher solar energy system construction related costs and favorable payment terms and increased deferred revenue for solar energy systems, offset by increases in inventories related to solar energy systems. Due to the timing of certain projects and extended payment terms realized in the fourth quarter of 2010, we had a significant net operating cash outflow during the first quarter of 2011 when a large portion of accounts payable were paid.
Our principal sources and uses of cash during 2011 were as follows:
Sources:

•	Received $45.3 million from the return of equity method investments, net of investments during the year;

•	Received $536.2 million from issuance of the 2019 Notes on March 10, 2011, net of issuance fees;

•	Received $1,071.2 million from the sale-leaseback of solar energy systems; and
Uses:

•	Used $15.3 million for operations;

•	Invested $1,050.6 million in capital expenditures and solar energy systems;

•	Paid $164.0 million for acquisitions, net of cash acquired, principally to increase our solar energy system pipeline;

•	Repaid $266.5 million related to leases of solar energy systems; and

•	Refunded $57.7 million, net, in customer deposits related to long-term supply agreements.
At December 31, 2011, we had approximately $42.5 million of committed capital expenditures for non-solar energy system plant, property and equipment. Capital expenditures in 2011 primarily related to increasing our semiconductor capacity and expanding capability for our next generation products and polysilicon capacity.
At December 31, 2011, we had approximately $17.0 million of committed capital expenditures for construction of solar energy systems in our Solar Energy segment primarily related to projects intended for sale-leaseback.
MEMC will require access to additional capital to fund projected growth of our solar energy system operations. During the construction phase of solar energy systems, MEMC provides short-term working capital support to a project company or may obtain third party non-recourse construction financing to fund engineering, procurement and installation costs. Once complete, MEMC either directly sells the project to a third party or obtains more permanent capital on behalf of the project company through sale-leaseback, or to a lesser extent, debt or other financing structures that will typically be secured by the energy producing assets and projected cash flows from energy sales.
The total capital necessary will be driven primarily by the amount of megawatts of energy producing assets installed and interconnected. Our development and construction of solar energy systems are funded primarily through operating cash flows, non-recourse project finance, and our corporate revolving credit facility. MEMC expects 2011 year end cash on hand, 2012 operating cash flows, project finance debt, the corporate revolving credit facility and project finance construction revolver to provide sufficient capital to support the construction phase of its currently planned projects for 2012 and otherwise meet its capital needs for 2012. However, we will continue to need to raise additional funds in the form of long-term project financing, either in the form of project debt or equity, or both. MEMC expects ongoing efforts to secure more capital, including sources of non-recourse project capital, to generate sufficient resources to support growth. The rate of growth of the Solar Energy segment is limited by capital access. At year end 2011, our liabilities associated with project finance capital totaled $1,355.4 million. We anticipate incremental 2012 capital needs associated with project finance markets to range from $600 million to $1,500 million depending on the amount of megawatts ultimately installed and interconnected in 2012. However, there can be no assurances that such financing will be available to us or at terms that we find acceptable.
In 2011, cash provided by financing activities was $1,150.7 million, compared to $243.2 million cash used in financing activities in 2010. The increase was mainly due to proceeds from solar energy system financing of $1,071.2 million compared to $364.4 million in 2010. Additionally, we received $536.2 million in net proceeds from the issuance of the 7.75% Senior Notes discussed below. The increase was partially offset by an increase in repayments of solar energy system financing and capital lease obligations from $61.1 million in 2010 to $266.5 million in 2011, primarily related to non-recourse construction financing. Additionally, we repaid approximately $57.7 million, net, in connection with customer deposits related to supply agreements in 2011 compared to $31.3 million paid in 2010.

On March 10, 2011, we issued $550.0 million of 7.75 % Senior Notes due April 1, 2019 (the "2019 Notes"). We incurred $13.8 million in debt issuance costs, which is amortized into the statement of operations over the eight year term. The 2019 Notes were sold at a price equal to 100% of the principal amount thereof. The interest on the 2019 Notes is payable semi-annually, in cash in arrears, on April 1 and October 1, and commenced on October 1, 2011. We may redeem the 2019 Notes at our option, in whole or in part, at any time on or after April 1, 2014, upon not less than 30 nor more than 60 days notice at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus any accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below.

Year	Price
2014	105.813%
2015	103.875%
2016	101.938%
2017 and thereafter	100.000%

If a change of control of MEMC occurs, each holder of the 2019 Notes will have the right to require us to repurchase all or any part of that holder's notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of the repurchase.

The 2019 Notes are guaranteed by certain of MEMC's domestic subsidiaries (the “guarantors”). The 2019 Notes are senior unsecured obligations and are subordinated to all of our and the guarantors' existing and future secured debt.
The indenture governing the 2019 Notes contains covenants that limit our and certain subsidiaries' ability, subject to certain exceptions and qualifications, (i) to make certain asset sales, (ii) to make certain restricted payments and investments, (iii) to incur indebtedness and issue preferred stock, (iv) to declare dividends, (v) to make other payments affecting restricted subsidiaries, (vi) to engage in certain transactions with affiliates, and (vii) to merge, consolidate or sell substantially all of our assets. These covenants are subject to a number of qualifications and limitations, and in certain situations, a cross default provision. As of December 31, 2011, we were in compliance with all covenants contained within the indenture governing the 2019 Notes.

In addition, the indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among other things: failure to make payments on the 2019 Notes when due, failure to comply with covenants under the indenture, failure to pay other indebtedness or acceleration of maturity of other indebtedness, failure to satisfy or discharge final judgments and occurrence of bankruptcy events.

On March 23, 2011, we amended and restated with Bank of America, N.A. our corporate revolving credit facility for an initial aggregate principal amount of $400 million (the “Credit Facility”). The Credit Facility permits us to request an increase in the aggregate principal amount up to $550.0 million upon terms to be agreed upon by the parties. The Credit Facility amends and restates in its entirety the credit facility entered into on December 23, 2009. On February 28, 2012, we further amended our Credit Facility to reduce our expected first quarter 2012 minimum liquidity covenant of $500.0 million to $450.0 million and $350.0 million for the first and second quarters of 2012, respectively. This change will revert back to the original variable minimum liquidity covenant amount set forth in the Credit Facility at the end of the third quarter of 2012. We also revised the pricing grid for the applicable rate that we will pay for letters of credit and drawings under the facility by an increase of 25 basis points until June 30, 2012 (see Note 23). On May 8, 2012, we further amended our Credit Facility to allow for a consolidated leverage ratio of not greater than 3.00 to 1.00 for the second and third quarters of 2012 and to set our minimum liquidity covenant at $400 million for the third quarter of 2012. In the fourth quarter of 2012, our consolidated leverage ratio covenant will revert back to 2.50 to 1.00 and our minimum liquidity covenant under this facility will require a minimum liquidity amount based on our consolidated EBITDA, as defined in the Credit Facility agreement. The interest rates on borrowings under the Credit Facility were also amended to the Eurocurrency rate plus 3.75% and the base rate plus 2.75%, as applicable. The Credit Facility was also amended to permit us to incur up to $250.0 million of convertible or subordinated unsecured indebtedness, subject to compliance with certain conditions.

The Credit Facility has a term of three years. Our obligations under the facility are guaranteed by certain of our domestic subsidiaries. Our obligations and the guaranty obligations of the subsidiaries are secured by liens on and security interests in substantially all present and future assets of MEMC and the subsidiary guarantors, including a pledge of the capital stock of certain domestic and foreign subsidiaries of MEMC.

Interest under the Credit Facility will accrue, depending on the type of borrowing, at the base rate (in the case of base rate loans and swing line loans) or the eurocurrency rate (in the case of eurocurrency rate loans), plus, in each case, an applicable rate that varies from (presently 2.75%) for the eurocurrency rate to (presently 1.75%) for the base rate, depending on our consolidated leverage ratio. Interest is due and payable in arrears at the end of each interest period (no less than quarterly) and on the maturity date of the Credit Facility. Principal is due on the maturity date. Commitment fees of 0.50% are payable quarterly on the unused portion of the aggregate commitment of $400.0 million. Letter of credit fees are payable quarterly on the daily amount available to be drawn under a letter of credit at an applicable rate that varies (presently 2.75%), depending on our consolidated leverage ratio.

As of December 31, 2011, we had no outstanding borrowings under this facility, although we had approximately $173.0 million of outstanding third party letters of credit backed by this facility at such date.  We met all covenants under this facility at December 31, 2011.

On September 30, 2011, SunEdison amended and restated its non-recourse project construction financing revolver, which has a term of three years, from $50.0 million to $300.0 million. Interest on borrowings under the agreement will be based on our election at LIBOR plus an applicable margin (currently 3.50%) or at a defined prime rate plus an applicable margin (currently 2.50%). The construction financing revolver also requires SunEdison to pay various fees, including a commitment fee (currently 1.10%). The construction financing revolver will be used to support the construction costs of utility and rooftop solar projects throughout the United States and Canada. The construction loans are non-recourse debt to entities outside of the project company legal entities that subscribe to the debt and will be secured by a pledge of the collateral including the project contracts and equipment. Because this is non-recourse financing, the covenants relate specifically to the collateral amounts and transfer of right restrictions. This revolver also includes a customary material adverse effect clause whereby a breach may disallow a future draw but not acceleration of payment. This revolver also maintains a cross default clause whose remedy includes the lender's right to restrict future loans, as well as the right to accelerate principal and interest payments. These remedies, among other rights, however, have no recourse to SunEdison LLC or MEMC. As of December 31, 2011, there was $77.2 million outstanding on the construction revolver and a maturity of less than six months.

On February 22, 2012, Moody's Investors Service (“Moody's”) downgraded MEMC's Corporate Family Rating to B2 from B1 and downgraded the 2019 Senior Notes to B3 from B1. As a result of this downgrade, the counterparty to our $300.0 million non-recourse project construction financing revolver has a draw stop provision that would disallow further draws under this revolver. The absence of this liquidity may cause us to delay proceeding with the construction of some of our planned solar energy systems until the borrowing capacity can be renewed or replaced.  On February 28, 2012, our outstanding balance under this facility was $134.7 million. The outstanding borrowings are typically repaid shortly after completion of the construction of the solar energy systems in accordance with the terms of the construction financing revolver, which repayments are expected to occur over the next three months. On February 29, 2012, an agreement was reached with one of the lenders in the syndication which would allow us to, subject to certain conditions, maintain availability under this facility of up to $70.0 million. We continue to work with our current lending syndicate to increase the amount of availability. In the event the original capacity is not renewed or replaced, we have the ability to draw upon the available capacity of our revolving Credit Facility.  In the event we cannot renew, replace or backfill the capacity with other financing or have adequate net working capital, such inability to fund future projects may have an adverse impact on our business growth plans and financial position and results of operations.
Our solar energy systems for which we have capital lease and finance obligations are included in separate legal entities. The capital lease and finance obligations have recourse to those entities but no recourse to the MEMC parent or SunEdison legal entities.

At December 31, 2011, we had $585.8 million of cash and cash equivalents, $1,926.8 million of debt outstanding, of which the majority is long-term, and availability to borrow up to an additional $227 million under our revolving Credit Facility, subject to certain provisions and compliance with covenant requirements, including those described below and in Note 13. Of this total debt outstanding, $1,319.3 million relates to project specific non-recourse financing that is backed by solar energy system operating assets. The breach of any of these provisions or covenants could result in a default under the Credit Facility and could trigger acceleration of repayment, and a cross default on our 2019 Notes, which could have a significant adverse impact on our liquidity and our business. While we expect to comply with the provisions and covenants of the Credit Facility agreement and the Indenture for the 2019 Notes through 2012, deterioration in the worldwide economy and our operational results could cause us to not be in compliance. While we would attempt to obtain waivers for noncompliance, we may not be able to obtain waivers, which could have a significant adverse impact to our liquidity and our business.

The excess of the revolver commitment over the current level of outstanding letters of credit and cash borrowings represents the additional borrowing availability under the Credit Facility. The Credit Facility contains representations, covenants and events of default typical for credit arrangements of comparable size, including a variable minimum liquidity amount ($400.0 million at December 31, 2011) and a consolidated leverage ratio of less than 2.50 to 1.00. The company's compliance with these covenants is measured at the end of each calender quarter. The Credit Facility also contains a customary material adverse effects clause and a cross default clause. The cross default clause is applicable to defaults on other indebtedness in excess of $35 million excluding our non-recourse indebtedness. As of December 31, 2011, we were in compliance with all covenants. Our liquidity position was in excess of the minimum liquidity amount by $412.8 million and our consolidated leverage ratio was 1.4. We anticipate compliance with all covenants for at least the next twelve months. However, the ability to comply with these provisions may be affected by events beyond our control.

Our weighted-average cost of borrowing was 6.6% at December 31, 2011 and 3.6% at December 31, 2010, respectively. Our short-term borrowings are subject to renewal annually with each financial institution through the course of the year.
Our contractual obligations as of December 31, 2011 were as follows:

	Payments Due By Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Dollars in millions
Capital Leases	$107.8	$13.3	$12.5	$6.5	$75.5
Long-term Debt [1]	1,654.8	126.9	172.7	123.5	1,231.7
Operating Leases	99.0	20.8	37.8	26.7	13.7
Purchase Obligations [2]	182.7	139.7	25.9	16.7	0.4
Employee Related Liabilities [3]	92.2	1.2	—	—	—
Other Long-term Liabilities—Uncertain Tax Positions [4]	48.3	48.3	—	—	—
Customer Deposits [5]	237.0	28.5	208.5	—	—
Contingent Consideration Liability [6]	90.8	71.6	19.2	—	—
Total Contractual Obligations	$2,512.6	$450.3	$476.6	$173.4	$1,321.3
____________________
The contractual commitments shown above, except for our debt obligations, capital leases, employee related liabilities, uncertain tax positions and customer deposits, are not recorded on our consolidated balance sheet.

1	Long-term debt includes primarily minimum lease payments on our non-recourse financing leaseback transaction and repayment of our 2019 Notes.

2
Represents obligations for agreements to purchase goods or services that are enforceable and legally binding on the company, including minimum quantities at fixed prices to be purchased, committed capital expenditures, and outstanding purchases for goods or services as of December 31, 2011. These obligations include purchases related to solar energy systems under development and held for sale. In addition to the above purchase obligations, in connection with the 2011 Global Plan, we will no longer take supplies or materials for a number of purchase agreements with aggregate future purchase commitments of $1,196.0 million as of December 31, 2011. We have notified our vendors of our intent not to procure these materials and we have accrued $226.4 million related to these contracts. These agreements either do not have stated fixed quantities and prices, have termination provisions, or require the vendor to mitigate losses by selling the materials to other parties. The actual amounts ultimately settled with these vendors could vary significantly, which could have a material adverse impact on our future earnings and cash flows.

3
Employee related liabilities include pension, health and welfare benefits and other post-employment benefits. Other than pensions, the employee related liabilities are paid as incurred and accordingly, specific future years’ payments are not reasonably estimable. Amounts in the table due in less than one year relate to required pension funding obligations which represent the estimated contribution planned during 2012. Funding projections beyond the next twelve months as of December 31, 2011 are not practical to estimate due to the rules affecting tax-deductible contributions and the impact from the plan asset performance, interest rates and potential U.S. and international legislation.

4
As of December 31, 2011, $48.3 million of unrecognized tax benefits were included as a component of other long-term liabilities. Due to the inherent uncertainty of the underlying tax positions, we are unable to reasonably estimate in which future periods these unrecognized tax benefits will be settled.

5	Customer deposits consist of amounts provided in connection with long-term supply agreements which must be returned to the customers according to the terms of the agreements.

6	Represents the fair value of contingent consideration payable as part of recent acquisitions, including the FRV U.S. and Solaicx acquisitions, if certain operational criteria are met. See Note 21.
We have agreed to indemnify some of our semiconductor and solar wafer customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. The terms of most of these indemnification obligations generally do not provide for a limitation of our liability. We have not had any claims related to these indemnification obligations as of December 31, 2011.
SunEdison generally warrants the operations of its solar energy systems. Due to the absence of historical material warranty claims and expected future claims, we have not recorded a warranty accrual related to solar energy systems as of December 31, 2011.
In connection with several contracts to sell outright solar energy systems, SunEdison has guaranteed the systems’ performance for two years following the date of interconnection. Also, under separate operations and maintenance services agreements, SunEdison guaranteed the uptime availability of the system over the term of the arrangement, which may last 20 years. To the extent there are shortfalls associated with either of the guarantees, SunEdison is required to indemnify the purchaser up to the guaranteed amount through a cash payment. The maximum losses that SunEdison may be subject to for non-performance are contractually limited by the terms of each executed agreement.
Our pension expense and pension liability are actuarially determined. See “Critical Accounting Policies and Estimates.” Effective January 2, 2002, we amended our defined benefit plan to discontinue future benefit accruals for certain participants. In addition, effective January 2, 2002, no new participants will be added to the plan. Effective January 1, 2012, we amended the defined benefit pension plan to freeze the accumulation of new benefits for all participants. This change did not have a material impact on the our financial statements.
Our total net unfunded pension liability related to our various defined benefit pension plans at December 31, 2011 totaled $51.2 million. Our pension obligations are funded in accordance with provisions of federal law. Contributions to our pension plans in 2011 totaled approximately $0.6 million. We expect contributions to our pension plans in 2012 to be approximately $1.2 million.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated financial statements and related footnotes. In preparing these financial statements, we have made our best estimates of certain amounts included in the financial statements. Application of accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at our critical accounting estimates, factors we consider include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact. Our significant accounting policies are more fully described in Note 2 of Notes to Consolidated Financial Statements herein.
Revenue Recognition
Wafer and Other Product Sales
Revenue is recognized for wafer and other product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable and collection of the related receivable is reasonably assured, which is generally at the time of shipment for non-consignment orders. In the case of consignment orders, title passes when the customer pulls the product from the assigned storage facility or storage area or, if the customer does not pull the product within a contractually stated period of time (generally 60–90 days), at the end of that period, or when the customer otherwise agrees to take title to the product. Our wafers are generally made to customer specifications, and we conduct rigorous quality control and testing procedures to ensure that the finished wafers meet the customer’s specifications before the product is shipped. We consider international shipping term definitions in our determination of when title passes. We defer revenue for multiple element arrangements based on an average fair value per unit for the total arrangement when we receive cash in excess of fair value. We also defer revenue when pricing is not fixed or determinable or other revenue recognition criteria is not met.
In connection with certain of our long-term solar wafer supply agreements, we have received various equity instruments and other forms of additional consideration. In each case, we have recorded the estimated fair value of the additional consideration to long-term deferred revenue and will recognize the deferred revenue on a pro-rata basis as product is shipped over the life of the agreements.
Solar Energy System Sales
Solar energy system sales involving real estate
We recognize revenue for solar energy system sales with the concurrent sale or the concurrent lease of the underlying land, whether explicit or implicit in the transaction, in accordance with ASC 360-20, Real Estate Sales. For these transactions, we evaluate the solar energy system to determine whether the equipment is integral equipment to the real estate; therefore, the entire transaction is in substance the sale of real estate and subject to revenue recognition under ASC 360-20. A solar energy system is determined to be integral equipment when the cost to remove the equipment from its existing location, ship and reinstall at a new site, including any diminution in fair value, exceeds ten percent of the fair value of the equipment at the time of original installation. For those transactions subject to ASC 360-20, we recognize revenue and profit using the full accrual method once the sale is consummated, the buyer's initial and continuing investments are adequate to demonstrate its commitment to pay, our receivable is not subject to any future subordination, and we have transferred the usual risk and rewards of ownership to the buyer. If these criteria are met and we execute a sales agreement prior to the delivery of the solar energy system and have an original construction period of three months or longer, we recognize revenue and profit under the percentage of completion method of accounting applicable to real estate sales when we can reasonably estimate progress towards completion. During 2011, we recognized $54.3 million of revenue using the percentage of completion method. Prior to 2011, we did not have any sales that qualified for using the percentage of completion method.

If the criteria for recognition under the full accrual method are met except that the buyer's initial and continuing investment is less than the level determined to be adequate, then we will recognize revenue using the installment method. Under the installment method, we record revenue up to our costs incurred and apportion each cash receipt from the buyer between cost recovered and profit in the same ratio as total cost and total profit bear to the sales value. During 2011, we recognized revenue of $28.5 million using the installment method. Prior to 2011, we did not have any sales that qualified for using the installment method.
If we retain some continuing involvement with the solar energy system and do not transfer substantially all of the risks and rewards of ownership, profit shall be recognized by a method determined by the nature and extent of our continuing involvement, provided the other criteria for the full accrual method are met. In certain cases, we may provide our customers guarantees of system performance or uptime for a limited period of time and our exposure to loss is contractually limited based on the terms of the applicable agreement. In accordance with real estate sales accounting guidance, the profit recognized is reduced by our maximum exposure to loss (and not necessarily our most probable exposure), until such time that the exposure no longer exists.
Other forms of continuing involvement that do not transfer substantially all of the risks and rewards of ownership preclude revenue recognition under real estate accounting and require us to account for any cash payments using either the deposit or financing method. Such forms of continuing involvement may include contract default or breach remedies that provide SunEdison with the option or obligation to repurchase the solar energy system. Continuing involvement described above would include, but not be limited to, power warranties and up-time guarantees. Under the deposit method, cash payments received from customers are reported as deferred revenue for solar energy systems on the consolidated balance sheet and under the financing method, cash payments received from customers are considered debt and reported as solar energy financing and capital lease obligations on the consolidated balance sheet.
Solar energy system sales not involving real estate
We recognize revenue for solar energy system sales without the concurrent sale or the concurrent lease of the underlying land at the time a sales arrangement with a third party is executed, delivery has occurred and we have determined that the sales price is fixed or determinable and collectible. For transactions that involve a construction period of three months or longer, we recognize the revenue in accordance with ASC 605-35, Construction-Type and Production-Type Contracts, using the percentage of completion method, measured by actual costs incurred for work completed to total estimated costs at completion for each transaction. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and travel costs. Marketing and administration costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recognized in full during the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenue, and are recognized in the period in which the revisions are determined.
Solar energy system sales with service contracts
SunEdison frequently negotiates and executes solar energy system sales contracts and post-system-sale service contracts contemporaneously, which we combine and evaluate together as a single arrangement with multiple deliverables. The total arrangement consideration is first separated and allocated to post-system-sale separately priced extended warranty and maintenance service contracts, and the revenue associated with that deliverable is recognized on a straight-line basis over the contract term. The remaining consideration is allocated to each unit of accounting based on the respective relative selling prices, and revenue is recognized for each unit of accounting when the revenue recognition criteria have been met.
Sale with a leaseback
We are a party to master lease agreements that provide for the sale and simultaneous leaseback of certain solar energy systems constructed by us. We must determine the appropriate classification of the sale leaseback on a project-by-project basis because the terms of the solar energy systems lease schedule may differ from the terms applicable to other solar energy systems. In addition, we must determine if the solar energy system is considered integral equipment to the real estate upon which it resides. We do not recognize revenue on the sales transactions for any sales with a leaseback. Instead, revenue is recognized through the sale of electricity and energy credits which are generated as energy is produced. The terms of the lease and whether the system is considered integral to the real estate upon which it resides may result in either one of the following sale leaseback classifications:
Capital lease arrangements
Sale/capital leaseback classification for non-real estate transactions occurs when the terms of the lease schedule for a solar energy system result in a capital lease classification. Generally, this classification occurs when the term of the lease is greater than 75% of the estimated economic life of the solar energy system. Under a capital lease, a capitalized leased asset and obligation is recorded at the present value of the minimum lease payments. Any gain on the sale is recorded as a reduction of the capitalized leased asset which is then recognized to cost of goods sold through reduced depreciation expense over the term of the lease. As of the SunEdison acquisition date of November 20, 2009 through December 31, 2011, there were no arrangements which resulted in this accounting.
Financing arrangements
The financing method is applicable when we have determined that the assets under the lease are real estate. This occurs due to either a transfer of land or the transfer of a lease involving real estate and the leased equipment is integral equipment to the real estate. A sale leaseback is classified as a financing sale leaseback if we have concluded the leased assets are real estate and we have a prohibited form of continuing involvement, such as an option or obligation to repurchase the assets under our master lease agreements.
Under a financing sale leaseback, we do not recognize any upfront profit because a sale is not recognized. The full amount of the financing proceeds is recorded as solar energy financing debt, which is typically secured by the solar energy system asset and its future cash flows from energy sales, but generally has no recourse to MEMC or SunEdison under the terms of the arrangement.
We use our incremental borrowing rate to determine the principal and interest component of each lease payment. However, to the extent that our incremental borrowing rate will result in either negative amortization of the financing obligation or a built-in loss at the end of the lease (e.g. net book value of the system asset exceeds the financing obligation), the rate is adjusted to eliminate such results. The interest rate is adjusted accordingly for the majority of our financing leasebacks because our future minimum lease payments do not typically exceed the initial proceeds received from the buyer-lessor. As a result, most of our lease payments are reported as interest expense, the principal of the financing debt does not amortize, and we expect to recognize a gain upon the final lease payment at the end of the lease term equal to the unamortized balance of the financing debt less the write-off of the system assets net book value.
Operations and maintenance
Operations and maintenance revenue is billed and recognized as services are performed. Costs of these revenues are expensed in the period they are incurred.
Solar energy service revenues, energy credits and incentives
For SunEdison-owned or capitalized solar energy systems in the U.S., we may receive incentives or subsidies from various state governmental jurisdictions in the form of renewable energy credits (“RECs”), which we sell to third parties. In the State of California, we may also receive performance-based incentives (“PBIs”) from public utilities in connection with a program sponsored by the State of California. The Solar Energy segment recorded total PBI revenue of $24.3 million and $18.6 million for the years ended December 31, 2011 and 2010, respectively, and total REC revenue of $15.1 million and $7.5 million for the years ended December 31, 2011 and 2010, respectively. Both the RECs and PBIs are based on the actual level of output generated from the system. RECs are generated as our solar energy systems generate electricity. Typically, SunEdison enters into five to ten year binding contractual arrangements with utility companies or other investors who purchase RECs at fixed rates. REC revenue is recognized at the time SunEdison has transferred a REC pursuant to an executed contract relating to the sale of the RECs to a third party. For PBIs, production from SunEdison-operated systems is verified by an independent third party and, once verified, revenue is recognized based on the terms of the contract and the fulfillment of all revenue recognition criteria. There are no penalties in the event electricity is not produced for PBIs. However, if production does not occur on the systems for which we have sale contracts for our RECs, we may have to purchase RECs on the spot market or pay specified contractual damages. Historically, we have not had to purchase material amounts of RECs to fulfill our REC sales contracts.
Recording of a sale of RECs and receipt of PBIs under U.S. GAAP are accounted for under ASC 605, Revenue Recognition. There are no differences in the process and related revenue recognition between REC sales to utilities and non-utility customers. Revenue is recorded when all revenue recognition criteria are met, including: there is persuasive evidence an arrangement exists (typically through a contract), services have been rendered through the production of electricity, pricing is fixed and determinable under the contract and collectability is reasonably assured. For RECs, the revenue recognition criteria are met when the energy is produced and a REC is generated and transferred to a third party pursuant to a contract with that party fixing the price for the REC. For PBIs, revenue is recognized upon validation of the kilowatt hours produced from a third party metering company because the quantities to be billed to the utility are determined and agreed to at that time.
Inventories
Inventories consist of raw materials, labor and manufacturing overhead, and are valued at the lower of cost or market. Fixed overheads are allocated to the costs of conversion based on the normal capacity of our production facilities. Unallocated overheads during periods of abnormally low production levels are recognized as cost of goods sold in the period in which they are incurred. Raw materials are generally stated at weighted-average cost and goods and work-in-process and finished goods inventories are stated at standard cost as adjusted for variances, which approximates weighted-average actual cost. The valuation of inventory requires us to estimate excess and slow moving inventory. The determination of the value of excess and slow moving inventory is based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.
Inventories also includes raw materials (such as solar panels) and supplies used in our SunEdison business to construct future solar energy systems developed for sale to third parties, which have not been designated to a specific project as of the balance sheet date. When the inventory is designated for use to build a specific project, the inventory will be reclassified to either solar energy systems held for development and sale or to property, plant and equipment - construction in progress, which is determined based on our intended use of the system. The cost of SunEdison inventories is based on the first-in, first-out (FIFO) method for raw materials.

Solar Energy Systems Held for Development and Sale
Solar energy systems are classified as either held for development and sale or as property, plant and equipment based on our intended use of the system once constructed and provided that certain criteria to be classified as held for sale are met. The classification of the system affects the future accounting and presentation in the consolidated financial statements, including the consolidated statement of operations and statement of cash flows.
Solar energy systems held for development include solar energy system project related assets for projects that have commenced and are actively marketed and intended to be sold. Development costs include capitalizable costs for items such as permits, acquired land, deposits and work-in-process, among others. Work-in-process includes materials, overhead and other capitalizable costs incurred to construct solar energy systems.
Solar energy systems held for sale are completed solar energy systems that have been interconnected. Solar energy systems held for sale are available for immediate sale in their present condition subject only to terms that are usual and customary for sales of these types of assets. In addition, we are actively marketing the systems to potential third party buyers, and it is probable that the system will be sold within one year of its placed in service date. Solar energy systems held for sale also include systems under contract with a buyer that is accounted for using the deposit method whereby cash proceeds received from the buyer are held as deposits until a sale can be recognized.
We do not depreciate our solar energy systems while classified as held for sale and any energy or incentive revenues are recorded to other income, as such revenues are incidental to our intended use of the system (direct sale to a third party buyer). If facts and circumstances change such that it is no longer probable that the system will be sold within one year of the system's completion date, the system will be reclassified to property, plant and equipment, and we will record depreciation expense in the amount that would have otherwise been recorded during the period the system was classified as held for sale.
Property, Plant and Equipment and Capitalized Leased Solar Energy Systems
Expenditures for repairs and maintenance are charged to expense as incurred. Additions and betterments are capitalized. The cost and related accumulated depreciation on property, plant and equipment sold or otherwise disposed of are removed from the capital accounts and any gain or loss is reported in current-year operations.
We often construct solar energy systems for which we do not have a fixed-price construction contract and, in certain instances, we may construct a system and retain ownership of the system or perform a sale-leaseback. For these projects, we earn revenues associated with the energy generated by the solar energy system, capitalize the cost of construction to solar energy system property, plant and equipment and depreciate the system over its estimated useful life. For solar energy systems under construction for which we intend to retain ownership and finance the system, we recognize all costs incurred as solar system construction in progress.
We may sell a solar energy system and simultaneously lease back the solar energy system. Property, plant and equipment accounted for as capital leases (primarily solar energy systems) are depreciated over the life of the lease. Solar energy systems that have not reached consummation of a sale under real estate accounting and have been leased back are recorded at the lower of the original cost to construct the system or its fair value and depreciated over the equipment's estimated useful life. For those sale leasebacks accounted for as capital leases, the gain, if any, on the sale leaseback transaction is deferred and recorded as a contra-asset that reduces the cost of the solar energy system, thereby reducing depreciation expense over the life of the asset. Generally, as a result of various tax attributes that accrue to the benefit of the lessor/tax owner, solar energy systems accounted for as capital leases are recorded at the net present value of the future minimum lease payments because this amount is lower than the cost and fair market value of the solar energy system at the lease inception date.
Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the remaining lease term, including renewal periods considered reasonably assured of execution.
When we are entitled to incentive tax credits for property, plant and equipment, we reduce the asset carrying value by the amount of the credit, which reduces future depreciation.
Consolidated depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $217.7 million, $158.9 million and $123.6 million, respectively, and includes depreciation expense for capital leases of $9.7 million, $4.5 million and $0.6 million for the years ended December 31, 2011, 2010 and 2009, respectively.
The cost of constructing facilities, equipment and solar energy systems includes interest costs incurred during the asset's construction period. Capitalized interest totaled $18.1 million, $5.1 million and $0.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Asset retirement obligations are recognized at fair value in the period in which they are incurred and the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its future value. The corresponding asset capitalized at inception is depreciated over the useful life of the asset. We operate under solar power services agreements with some customers that include a requirement for the removal of the solar energy systems at the end of the term of the agreement. In addition, we could have certain legal obligations for asset retirements related to disposing of materials in the event of closure, abandonment or sale of certain of our manufacturing facilities. We recognize a liability in the period in which we have determined the time frame that the asset will no longer operate and information is available to reasonably estimate the liability’s fair value.
Business Combinations
We record all assets acquired and liabilities assumed in a business combination including goodwill, identified intangible assets and noncontrolling interests at fair value. In determining the fair value, we use a cost, market or income approach. Assets assumed would be valued at the price that would be received to sell the asset to a market participant and liabilities are valued at the price that would be paid to a market participant to transfer the liability. The initial recording of goodwill and identified intangible assets requires certain estimates and assumptions, especially concerning the determination of the fair values and useful lives of the acquired intangible assets. Intangible assets have been valued based on the nature of the intangible and/or the asset to which they may relate including the use of a cost, income, excess earning or relief from royalty method. The judgments made in the context of the estimated purchase price allocation can materially impact our future results of operations. Accordingly, for significant acquisitions, we obtain assistance from third-party valuation specialists. The valuations are based on information available at the acquisition date.
During the measurement period we will adjust assets or liabilities if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in adjustments to amounts recognized as of that date. The measurement period shall not exceed one year from the acquisition date. Contingent consideration classified as an asset or a liability will be remeasured to fair value at each reporting date with the changes in fair value recognized in earnings until the contingency is resolved. In 2011, $26.3 million in adjustments were made to the fair market value of contingent consideration related to acquisitions based on our revised estimates of operational criteria and project milestones being achieved, which were recorded as a reduction to marketing and administration expense.
Goodwill
Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill and intangible assets determined to have indefinite lives are not amortized, but rather are subject to an impairment test annually, on December 1, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.
The goodwill impairment test involves a two-step approach. Under the first step, we determine the fair value of each reporting unit to which goodwill has been assigned. Through 2011, the Solar Energy segment was comprised of two reporting units, the Solar Materials reporting unit and the Solar Energy reporting unit. The Solar Materials reporting unit was comprised of our solar wafer manufacturing business and the Solar Energy reporting unit was our SunEdison business. We compare the fair value of the reporting unit to its carrying value, including goodwill. If the estimated fair value exceeds the carrying value, no impairment loss is recognized. If the carrying value exceeds the fair value, goodwill is considered potentially impaired and the second step is completed in order to measure the impairment loss. Under the second step, if applicable, we calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including any unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit as determined in the first step. We then compare the implied fair value of goodwill to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, we recognize an impairment loss equal to the difference.

Solar Materials reporting unit

Due to the deterioration in the solar wafering industry and significant declines in our market capitalization, we performed an interim goodwill impairment test during the third quarter of 2011 for our Solar Materials reporting unit. We made a downward revision in the forecasted cash flows as a result of a decrease in the market price for silicon products and weaker demand for solar products. Our analysis also included considerations of our market capitalization. Based on the results, we concluded that the carrying value of goodwill exceeded its fair value and, as a result, recorded an impairment charge totaling $56.4 million during the quarter ended September 30, 2011. This impairment charge is entirely associated with our acquisition of Solaicx in July 2010 and represents the full carrying value of the goodwill related to the Solar Materials reporting unit.

Solar Energy reporting unit

During the quarter ended December 31, 2011, conditions in the entire solar industry continued to decline, including the selling prices of solar energy systems. These declines resulted from continued softening in demand for the systems, including recent announcements of decreases in government funded solar energy subsidies. Because of these economic factors, our market capitalization continued to deteriorate during the quarter ending December 31, 2011. We performed an updated analysis to estimate the revised fair value of our Solar Energy reporting unit, which placed a significant level of emphasis on our consolidated market capitalization. We performed a Step 2 goodwill impairment analysis which required that we estimate the fair values of all assets and liabilities and compared the resulting net assets to our estimated fair value of the reporting unit. The estimate of fair values included Level 1, 2 and 3 inputs and included assumptions such as the replacement cost of property plant and equipment, sales value of inventories and work-in-process and debt fair values based on rates a market participant would use. Based on the above, the estimated fair value of the Solar Energy reporting unit was below the estimated fair value of its net assets. Based on our analysis, the implied fair value of goodwill was estimated to be zero, and we impaired the remaining goodwill of the Solar Energy reporting unit of $384.1 million in the quarter ended December 31, 2011. After this impairment charge, which included goodwill associated with the acquisitions of SunEdison, Fotowatio Renewable Ventures, Inc., and three other 2011 acquisitions, MEMC's recorded goodwill is zero.

Intangible Assets
Our indefinite-lived intangible assets include power plant development arrangements which relate to anticipated future economic benefits associated with our customer backlog relationships and will be allocated to fixed assets as the construction of the related solar energy systems stemming from the existing backlog is completed. Intangible assets that have determinable estimated lives are amortized over those estimated lives. The straight-line method of amortization is used because it best reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. The amounts and useful lives assigned to intangible assets acquired impact the amount and timing of future amortization. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows or some other fair value measure. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected future cash flows utilizing an appropriate discount rate. Impairment is based on the excess of the carrying amount over the fair value of those assets.
The useful lives of our intangible assets subject to amortization are as follows:

Years
Favorable energy credits	4-18
Customer sales backlog and relationships	1-6
Trade name	15
Developed technology	5
Variable Interest Entities
SunEdison’s business can involve the formation of special purpose vehicles (referred to as “project companies”) to own the project assets and execute agreements for the construction and maintenance of the assets, as well as power purchase agreements or feed in tariff agreements with a buyer who will purchase the electricity generated from the solar energy system once it is operating. SunEdison may establish joint ventures with non-related parties to share in the risks and rewards associated with solar energy system development, which are facilitated through equity ownership of a project company. The project companies engage SunEdison to engineer, procure, and construct the solar energy system and may separately contract with SunEdison to perform predefined operational and maintenance services post construction. We evaluate the terms of those contracts as well as the joint venture agreements to determine if the entity is a VIE, as well as if SunEdison is the primary beneficiary.
VIEs are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders, as a group, lack one or more of the following characteristics: (a) direct or indirect ability to make decisions, (b) obligation to absorb expected losses, or (c) right to receive expected residual returns. VIEs must be evaluated quantitatively and qualitatively to determine the primary beneficiary, which is the reporting entity that has (a) the power to direct activities of a VIE that most significantly impact the VIEs economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. A VIE should have only one primary beneficiary, but may not have a primary beneficiary if no party meets the criteria described above.

To determine a VIE's primary beneficiary, an enterprise must perform a qualitative assessment to determine which party, if any, has the power to direct activities of the VIE and the obligation to absorb losses and/or receive its benefits. Therefore, an enterprise must identify the activities that most significantly impact the VIE's economic performance and determine whether it, or another party, has the power to direct those activities. When evaluating whether we are the primary beneficiary of a VIE, and must therefore consolidate the entity, we perform a qualitative analysis that considers the design of the VIE, the nature of our involvement and the variable interests held by other parties. If that evaluation is inconclusive as to which party absorbs a majority of the entity’s expected losses or residual returns, a quantitative analysis is performed to determine the primary beneficiary.
For our consolidated VIEs, we have presented on our consolidated balance sheets, to the extent material, the assets of our consolidated VIEs that can only be used to settle specific obligations of the consolidated VIE, and the liabilities of our consolidated VIEs for which creditors do not have recourse to our general assets outside of the VIE.
As of December 31, 2011, we are the primary beneficiary of four VIEs, all of which we consolidate and three of which existed as of December 31, 2010 and were consolidated by us. We determined that four and eight project companies that we held equity in as of December 31, 2011 and 2010 respectively, should be consolidated because the entities are VIEs due to levels of equity that require additional funding and we retain economic interests greater than our voting interests. We are the primary beneficiary of the VIEs because we manage the activities that can significantly influence the operational results and because we participate in a significant level of the profits and losses of the entity.
Income Taxes
Deferred income taxes arise because of a different tax basis of assets or liabilities between financial statement accounting and tax accounting, which are known as temporary differences. We record the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items for which we receive a tax deduction, but have not yet been recorded in the consolidated statement of operations). We regularly review our deferred tax assets for realizability, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences. In arriving at these judgments, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified. Reportable U.S. GAAP income from SunEdison's financing sale-leaseback transactions in the U.S. is deferred until the end of the lease term, generally 20-25 years, through the non-cash extinguishment of the debt.  However, sale-leaseback transactions generate current U.S. taxable income at the time of the sale, with the timing differences increasing deferred tax assets.  As a result of the continued decline in solar market conditions, the restructuring charges announced on December 8, 2011, and cumulative losses in the U.S. and certain foreign jurisdictions, we recorded a material non-cash valuation allowance against the deferred tax assets at December 31, 2011.
We believe our tax positions are in compliance with applicable tax laws and regulations. Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. Uncertain tax benefits, including accrued interest and penalties, are included as a component of other long-term liabilities because we do not anticipate that settlement of the liabilities will require payment of cash within the next twelve months. The accrual of interest begins in the first reporting period that interest would begin to accrue under the applicable tax law. Penalties, when applicable, are accrued in the financial reporting period in which the uncertain tax position is taken on a tax return. We recognize interest and penalties related to uncertain tax positions in income tax expense, which is consistent with our historical policy. We believe that our income tax liabilities, including related interest, are adequate in relation to the potential for additional tax assessments. There is a risk, however, that the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense and, therefore, could have a material impact on our tax provision, net (loss) income and cash flows. We review our liabilities quarterly, and we may adjust such liabilities due to proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law, negotiations between tax authorities of different countries concerning our transfer prices between our subsidiaries, the resolution of entire audits, or the expiration of statutes of limitations. Adjustments are most likely to occur in the year during which major audits are closed.
It has been our practice to repatriate to the U.S. a portion of the current year earnings of only one of our foreign subsidiaries and provide U.S. income taxes that would be payable for these earnings when distributed to the U.S. Prior to 2009, we considered the undistributed earnings of the other wholly owned foreign subsidiaries to be permanently reinvested into their respective businesses. We did not provide U.S. income taxes for these earnings as we determined that they would not be remitted to the U.S. in the foreseeable future. During 2009, we changed our determination with respect to one of these wholly owned foreign subsidiaries. The undistributed earnings of this subsidiary were expected to be remitted to the U.S. in the foreseeable future and therefore required the provision of U.S. income tax upon remittance. Due to the restructuring announcement made on December 8, 2011, we reviewed our policy for repatriation of all our subsidiaries. Based on this review, it was determined that the undistributed earnings of all our foreign subsidiaries are not expected to be remitted to the U.S. parent corporation in the foreseeable future. We plan foreign remittance amounts based on projected cash flow needs as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations.
We have made our best estimates of certain income tax amounts included in the financial statements. Application of our accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at our estimates, factors we consider include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact.
Employee-Related Liabilities
We have a long-term net liability for our consolidated defined benefit pension and other post-employment benefit plans. Our obligations are funded in accordance with provisions of federal law. We recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in our statement of financial position and recognize changes in that funded status in the year in which the changes occur through comprehensive income.
Our pension and other post-employment liabilities are actuarially determined, and we use various actuarial assumptions, including the discount rate, rate of salary increase, and expected return on assets, to estimate our costs and obligations. If our assumptions do not materialize as expected, expenditures and costs that we incur could differ from our current estimates. We determine the expected return on plan assets based on our pension plans’ actual asset mix as of the beginning of the year. While the assumed expected rate of return on the U.S. Pension plan assets was 8.5% in both 2011 and 2010, the actual return experienced in our pension plan assets in the comparable periods in 2011 and 2010 was (1.3)% and 14.0%, respectively. We consult with the plans’ actuaries to determine a discount rate assumption that reflects the characteristics of our plans, including expected cash outflows from our plans, and utilize an analytical tool that incorporates the concept of a hypothetical yield curve, developed from corporate bond (AA quality) yield information. Assuming a 100 basis point increase in these assumptions, our 2011 pension expense would have been approximately $4.9 million lower. Assuming a 100 basis point decrease in these assumptions, our 2010 pension expense would have been approximately $4.9 million higher.
Stock-Based Compensation
Stock-based compensation expense for all share-based payment awards is based on the estimated grant-date fair value. We recognize these compensation costs net of an estimated forfeiture rate and recognize the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. We recognize stock-based compensation expense for all grants on a straight-line basis over the requisite service period of the entire award for ratable awards. Compensation expense for awards with market or performance conditions reflects the estimated probability that the market and/or performance conditions will be met and is recognized ratably over the service period(s) of the award. We estimate the future forfeiture rate taking into consideration our historical experience during the preceding four fiscal years.
Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the making of subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from what we have recorded in the current period.
Contingencies
We are involved in conditions, situations or circumstances in the ordinary course of business with possible gain or loss contingencies that will ultimately be resolved when one or more future events occur or fail to occur. We continually evaluate uncertainties associated with loss contingencies and record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the loss or range of loss can be reasonably estimated. Legal costs are expensed when incurred.

Gain contingencies are not recorded until realized or realizable.
Fair Value Measurements
Fair value accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, and are based on market data obtained from sources independent of MEMC. Unobservable inputs reflect assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

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Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that MEMC has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

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Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Valuations for Level 2 are prepared on an individual instrument basis using data obtained from recent transactions for identical securities in inactive markets or pricing data from similar instruments in active and inactive markets.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
We maintain various financial instruments recorded at cost in the December 31, 2011 and 2010 balance sheets that are not required to be recorded at fair value. For these instruments, we used the following methods and assumptions to estimate the fair value:

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Cash equivalents, restricted cash, accounts receivable and payable, customer deposits, income taxes receivable and payable, short-term borrowings, and accrued liabilities—cost approximates fair value because of the short maturity period; and

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Long-term debt—fair value is based on the amount of future cash flows associated with each debt instrument discounted at our current estimated borrowing rate for similar debt instruments of comparable terms.

Derivative Financial Instruments and Hedging Activities
All derivative instruments are recorded on the consolidated balance sheet at fair value. Derivatives not designated as hedge accounting and used to hedge foreign-currency-denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. Derivatives used to hedge foreign-currency denominated cash flows and floating rate debt may be accounted for as cash flow hedges, as deemed appropriate. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive (loss) income and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. The ineffective portion of all hedges, if any, is recognized currently in earnings. Derivatives used to manage the foreign exchange risk associated with a net investment denominated in another currency are accounted for as a net investment hedge. The effective portion of the hedge will be recorded in the same manner as foreign currency translation adjustment in other comprehensive (loss) income. When the investment is dissolved and MEMC recognizes a gain or loss in other income (expense), the associated hedge gain or loss in other comprehensive (loss) income will be reclassified to other income (expense).
Derivatives not designated as hedging
During 2006, MEMC signed a long-term supply agreement with a customer, Suntech Power Holdings (“Suntech”). At the same time, MEMC received a fully vested, non-forfeitable warrant to purchase common shares of Suntech. The long-term supply agreement was terminated in the second quarter of 2011, but the termination had no impact on the warrant. The warrant becomes exercisable over a five year period (20% annually) beginning January 1, 2008 and has a five year exercise period from the date each tranche becomes exercisable. The estimated grant date fair value of the warrant was $66.6 million and was recorded to other assets with the offset to non-solar energy system deferred revenue – long-term on the consolidated balance sheet. The non-cash transaction was excluded from the consolidated statement of cash flow. Determining the appropriate fair value model and calculating the fair value of the warrant requires the making of estimates and assumptions, including Suntech’s stock price volatility, interest rates, expected dividends, and the marketability of this investment. We used a lattice model to determine the warrant’s fair value. The assumptions used in calculating the fair value of the warrant represent our best estimates, but these estimates involve inherent uncertainties and the application of our judgment. The warrant is considered a derivative and is therefore marked to market each reporting period. Accordingly, in 2011, 2010 and 2009, $4.8 million, $14.0 million and ($5.4) million, respectively, was recorded as a decrease/(increase) to other assets – long-term and non-operating expense (income).
We generally use currency forward contracts to manage foreign currency exchange risk relating to current trade receivables and payables with our foreign subsidiaries and current trade receivables and payables with our customers and vendors denominated in foreign currencies (primarily Japanese Yen and Euro). The purpose of our foreign currency forward contract activities is to protect us from the risk that the dollar net cash flows resulting from foreign currency transactions will be negatively affected by changes in exchange rates. We do not hold or issue financial instruments for speculative or trading purposes. Gains or losses on our forward exchange contracts, as well as the offsetting losses or gains on the related hedged receivables and payables, are included in non-operating expense (income) in the consolidated statement of operations. Net currency losses on unhedged foreign currency positions totaled $4.7 million, $0.5 million and $0.8 million in 2011, 2010 and 2009, respectively.
Derivatives designated as hedging
In addition to the currency forward contracts purchased to hedge transactional currency risks, we have entered into currency forward contracts to hedge cash flow risks associated with future purchases of raw materials. Our cash flow hedges are designed to protect against the variability in foreign currency rates between a foreign currency and the U.S. Dollar. As of December 31, 2011, there were no currency forward contracts outstanding being accounted for as cash flow hedges.
We are party to three interest rate swap instruments that are accounted for using hedge accounting. The interest rate swaps are used to manage risks generally associated with interest rate fluctuations. Each contract has been accounted for as a qualifying cash flow hedge in accordance with derivative instrument and hedging activities guidance, whereby changes in the fair market value are reflected as adjustments to the fair value of the derivative instruments as reflected in the accompanying consolidated financial statements. The counterparties to these agreements are financial institutions. The fair values of the contracts are estimated by obtaining quotations from the financial institutions. The fair value liability of $5.6 million is an estimate of the net amount that we would pay on December 31, 2011, if the agreements were transferred to other parties or cancelled by us.
Our previous joint venture with Q-Cells SE, which was not consolidated, is a Euro functional currency entity accounted for under the equity method, in which we invested 72.5 million Euros (approximately $105 million) in 2009. In order to manage the changes in foreign currency and any resulting gain or loss associated with this investment, MEMC entered into a Euro currency forward contract for 70.0 million Euros. The forward contract met all the criteria for hedge accounting and the derivative instrument was effective as an economic hedge of foreign exchange risk associated with the hedged net investment. The effective portion of the hedge was recorded in the same manner as foreign currency translation adjustment in other comprehensive (loss) income. During 2010, we recognized a gain of $17.3 million on this hedge and at the same time recognized a foreign currency loss on our investment of $14.3 million. Both amounts were recorded in other, net in our consolidated statement of operations, as the remaining investment in Q-Cells and related forward contract were liquidated in the fourth quarter of 2010. See Note 6 for further discussion.
Investments
Cost and Equity Method Investments
Cost method investments are initially recorded and subsequently carried at their historical cost and income is recorded to the extent there are dividends. We use the equity method of accounting for our equity investments where we hold more than 20 percent of the outstanding stock of the investee or where we have the ability to significantly influence the operations or financial decisions of the investee. We initially record the investment at cost and adjust the carrying amount each period to recognize our share of the earnings or losses of the investee based on our ownership percentage. We review our equity and cost method investments periodically for indicators of impairment. During 2011, we recorded impairment charges on our equity and cost method investments of $67.3 million and $11.6 million, respectively. No similar charges were recorded during 2010 or 2009.
Available-for-Sale Investments
Investments designated as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax, recorded in accumulated other comprehensive income. Purchases and sales of available-for-sale investments are included in investing activities in the consolidated statements of cash flows.
Investments are evaluated at each period end date for impairment, including classification as temporary or other than temporary. Unrealized losses are recorded to other income and expense when a decline in fair value is determined to be other-than-temporary. We review several factors to determine whether a loss is other-than-temporary. These factors include but are not limited to: (i) the nature of the investment; (ii) the cause and duration of the impairment; (iii) the extent to which fair value is less than cost; (iv) the financial condition and near term prospects of the issuer; and (v) our ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses are accounted for on the specific identification method. We determine the fair value of our debt securities using quoted prices from active and inactive markets, traded prices for similar assets, or fair value measurements based on a pricing model. We also review our ability and intent to liquidate our investments within the next 12 month operating cycle to determine the appropriate short or long-term classification. Our ability to liquidate is determined based on a review of current and short-term credit and capital market conditions and the financial condition and near term prospects of the issuer.

ACCOUNTING STANDARDS UPDATES NOT YET EFFECTIVE
In May 2011, the FASB issued Accounting Standards Update 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, to provide guidance about fair value measurement and disclosure requirements. This standard does not extend the use of fair value but, rather, provides guidance as to how fair value should be applied where it is already required or permitted under International Financial Reporting Standards ("IFRS") or U.S. GAAP. For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS. This standard will become effective for our annual reporting period beginning January 1, 2012 and will be applied prospectively. We do not expect adoption of this standard to have a material impact on our consolidated financial statements.
In June 2011, the FASB issued Accounting Standards Update 2011-05 ("ASU 2011-05"), Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011 and must be applied retrospectively. We do not expect that the adoption of ASU 2011-05 will have a material impact on our consolidated financial statements.

In September 2011, the FASB issued Accounting Standards Update 2011-08 ("ASU 2011-08"), Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment, to allow entities to use a qualitative approach to test goodwill for impairment. ASU 2011-08 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. ASU 2011-08 is effective for MEMC commencing fiscal 2012, although earlier adoption is permitted. We do not expect that the adoption of ASU 2011-08 will have a material impact on our consolidated financial statements.

MARKET RISK
Our market risk is mainly related to financial and capital markets risk.
The overall objective of our financial risk management program is to reduce the potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change.
To mitigate financial market risks of foreign currency exchange rates, we utilize currency forward contracts. We do not use derivative financial instruments for speculative or trading purposes. We generally hedge transactional currency risks with currency forward contracts. Gains and losses on these foreign currency exposures are generally offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net exposure to MEMC. A substantial majority of our revenue and capital spending is transacted in U.S. Dollars. However, we do enter into transactions in other currencies, primarily, the Euro, the Japanese Yen, the Canadian Dollar and certain other Asian currencies. To protect against reductions in value and volatility of future cash flows caused by changes in foreign exchange rates, we have established transaction-based hedging programs. Our hedging programs reduce, but do not always eliminate, the impact of foreign currency exchange rate movements. In addition to the direct effects of changes in exchange rates, such changes typically affect the volume of sales or the foreign currency sales price as competitors’ products become more or less attractive. Our Taiwan, Malaysia and Singapore based subsidiaries use the U.S. Dollar as their functional currencies for U.S. GAAP purposes and do not hedge New Taiwanese

Dollar, Malaysian Ringgit or Singapore Dollar exposures.
Our long-term debt portfolio consists mostly of fixed-rate instruments, but we do have variable rate debt instruments with a carrying amount of $302.2 million as of December 31, 2011. Of the $302.2 million, $103.0 million is hedged using interest rate swaps both economically and as cash flow hedges. If the relevant market rate for all of our variable pay-rate borrowings had been 100 basis points higher or lower than actual in 2011, our interest expense would have changed by $1.5 million, partially offset by our interest rate hedges. The notional amounts and fair values of our interest rate cash flow hedges at December 31, 2011 were $41.3 million and $4.5 million loss, respectively. A similar hypothetical 100 basis points higher or lower rate than actual in 2011 would result in an estimated fair value change of approximately $0.4 million. Because these interest rate swaps are accounted for as a cash flow hedge, the change in fair value would be included within other comprehensive income in the balance sheet. We also have interest rate swaps that are considered economic hedges. The change in fair value of the economic swaps would be included in non-operating expense in the statement of operations. The notional amounts and fair values of our economic interest rate swap hedges as of December 31, 2011 is $50.1 million and $1.1 million loss, respectively. A similar hypothetical 100 basis points higher or lower rate than actual in 2011 would result in an estimated fair value change of approximately $0.5 million. We are also subject to interest rate risk related to our cash equivalents, pension plan assets and capital leases. In addition to interest rate risk on our cash equivalents and pension plan assets, we are subject to issuer credit risk because the value of our assets may change based on liquidity issues or adverse economic conditions affecting the creditworthiness of the issuers or group of issuers of the assets we may own. Our pension plan assets are invested primarily in marketable securities including common stocks, bonds and interest bearing deposits. See additional discussion in “Liquidity and Capital Resources” and “Critical Accounting Policies and Estimates.” Due to the diversity of and numerous securities in our portfolio, estimating a hypothetical change in value of our portfolio based on estimated changes in interest rates and issuer risk is not practical.

The SunEdison business model is highly sensitive to interest rate fluctuations and the availability of liquidity, and would be adversely affected by increases in interest rates or liquidity constraints. MEMC’s solar energy business requires access to additional capital to fund projected growth. During the construction phase of solar energy systems, MEMC provides short-term working capital support to a project company or may obtain third party construction financing to fund engineering, procurement and installation costs. As a result of a downgrade on February 22, 2012 of MEMC's Corporate Family Rating and 2019 Senior Notes by Moody's Investors Service, the counterparty to our $300.0 million non-recourse project construction financing revolver has a draw stop provision that disallows further draws under this revolver. To the extent that our access to capital is limited or on unfavorable terms, our rate of growth of the Solar Energy segment may be limited by capital access. Additionally, many of our customers and potential customers depend on debt financing to purchase our solar energy systems. An increase in interest rates could make it difficult for our customers to secure the financing necessary to purchase our solar energy systems on favorable terms, or at all, and thus lower demand for our SunEdison products, reduce revenue and adversely impact our operating results. An increase in interest rates could lower a customer’s return on investment in a system or make alternative investments more attractive relative to solar energy systems, which, in each case, could cause our customers to seek alternative investments that promise higher returns or demand higher returns from our solar energy systems, reduce gross margin and adversely impact our operating results.

UNAUDITED QUARTERLY FINANCIAL INFORMATION

2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Dollars in millions, except per share data
Net sales	$735.9	$745.6	$516.2	$717.8
Gross profit	114.0	181.1	58.6	(58.8)
Net (loss) income	9.3	47.8	(92.2)	(1,484.9)
Net (income) loss attributable to noncontrolling interests	(13.8)	(0.5)	(2.2)	0.5
Net (loss) income attributable to MEMC stockholders	(4.5)	47.3	(94.4)	(1,484.4)
Basic (loss) income per share	(0.02)	0.21	(0.41)	(6.44)
Diluted (loss) income per share	(0.02)	0.21	(0.41)	(6.44)
Market close stock prices:
High	14.84	12.75	8.58	6.73
Low	11.00	8.04	4.98	3.67

Net sales includes $149.4 million, $19.4 million, and $6.9 million of revenue recognized under the Suntech contract resolution during the second, third and fourth quarters of 2011, respectively. See Note 19.

Inventory charges of $14.2 million, $20.1 million and $79.3 million were recorded during the second, third and fourth quarter of 2011, respectively, due primarily to to the sharp decline in solar wafer pricing and the underutilization of our Kuching solar wafering plant as we implement new technologies. Additionally, due to the earthquake in Japan on March 11, 2011, wafer production in our semiconductor wafer plant in Japan was suspended from that time through April 12, 2011. Due to the unplanned downtime, we recorded $7.7 million and $7.2 million in the second and third quarter of 2011, respectively, as period charges to cost of goods sold for the under absorption of production costs.

In the third and fourth quarters of 2011, we recorded goodwill impairment charges of $56.4 million and $384.1 million, respectively. See Note 3.

During the fourth quarter of 2011, as a result of market conditions, in order to better align our business to current and expected market conditions in the semiconductor and solar markets as well as to improve our overall cost competitiveness and increase cash flow generation across all segments, MEMC committed to a series of actions to reduce the company's global workforce, right size its production capacity and accelerate operating cost reductions in 2012 and beyond. The impact of these initiatives resulted in the following charges during the fourth quarter: $339.5 million in restructuring charges, $365.4 million of long-lived asset impairments, and $67.3 million in impairments on two of our joint ventures accounted for under the equity method. Restructuring charges of $13.6 million were recorded during the second quarter of 2011. See Note 3.

In the fourth quarter of 2011, we recorded an impairment charge of $11.6 million on an investment accounted for under the cost method as an other-than-temporary impairment was determined to have occurred. See Note 3.

In 2011, changes in the valuation allowance on our deferred tax assets resulted in an income tax benefit of $7.1 million and $8.6 million in the second and third quarter, respectively, and an income tax expense of $384.2 million in the fourth quarter. See Note 13.

2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Dollars in millions, except per share data
Net sales	$437.7	$448.3	$503.1	$850.1
Gross profit	59.3	76.9	84.9	116.0
Net (loss) income	(9.1)	15.4	18.4	23.3
Net income attributable to noncontrolling interests	(0.5)	(1.6)	(0.8)	(10.7)
Net (loss) income attributable to MEMC stockholders	(9.6)	13.8	17.6	12.6
Basic (loss) income per share	(0.04)	0.06	0.08	0.05
Diluted (loss) income per share	(0.04)	0.06	0.08	0.05
Market close stock prices:
High	15.51	16.82	12.03	13.59
Low	11.60	9.88	9.41	10.93

The fourth quarter increase in net sales was related to the sale of a large Italian solar energy system.
During the second quarter of 2010, we received $11.9 million in net insurance proceeds from our business interruption lost profits claim related to the disruption in production at our Pasadena, Texas facility as a result of Hurricane Ike in 2008.
A (loss)/gain of ($5.3) million, ($6.8) million, $0.2 million and ($2.1) million was recorded to non-operating expense in the quarters ended March 31, June 30, September 30 and December 31, 2010, respectively, due to the mark to market adjustment related to the Suntech warrant as discussed in Note 7 in the Consolidated Financial Statements.
Net income (loss) included income tax benefit of $14.6 million, $16.1 million, $13.6 million and $9.0 million in the quarters ended March 31, June 30, September 30 and December 31, 2010, respectively.
The increase in income attributable to noncontrolling interests in the fourth quarter is a result of the allocation of income on the sale of a large solar energy system to the other joint venture partner.